UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

HENRY SCHEIN, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Henry Schein, Inc. (the “Company” or “Henry Schein”), to be held at 10:00 a.m., on Thursday, May 31, 2018 at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747.

The Annual Meeting will be held for the following purposes:

1.	to consider the election of fifteen directors of the Company for terms expiring in 2019;

2.

to consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 240,000,000 to 480,000,000;

3.	to consider and act upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to add a forum selection clause;

4.

to consider and act upon a proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation, as amended, to incorporate certain technical, administrative and updating changes as set forth in the proxy statement;

5.	to consider the approval, by non-binding vote, of the 2017 compensation paid to the Company’s Named Executive Officers (as defined in the proxy statement) (commonly known as a “say-on-pay” proposal);

6.	to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2018; and

7.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 2, 2018 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes the rules allow it to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Accordingly, stockholders of record at the close of business on April 2, 2018 will receive a Notice Regarding the Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting.

To assure your representation at the Annual Meeting, you are urged to cast your vote, as instructed in the Notice Regarding the Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she previously voted over the Internet, by telephone or returned a completed proxy card.

Whether or not you expect to attend the meeting in person, your vote is very important. Please cast your vote regardless of the number of shares you hold. I believe that you can be proud, excited and confident to be a stockholder of Henry Schein. I look forward to discussing our plans for the Company’s future at the Annual Meeting, and I hope to see you there.

STANLEY M. BERGMAN

Chairman and Chief Executive Officer

Melville, New York

April [10], 2018

135 DURYEA ROAD

MELVILLE, NEW YORK 11747

PROXY STATEMENT

The Board of Directors of Henry Schein, Inc. (the “Company”) has fixed the close of business on April 2, 2018 as the record date for determining the holders of the Company’s common stock, par value $0.01, entitled to notice of, and to vote at, the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). As of that date, [______________] shares of common stock were outstanding, each of which entitles the holder of record to one vote. On August 16, 2017, the Company announced that the Board of Directors approved a two-for-one stock split of our common stock. Each Henry Schein, Inc. stockholder of record at the close of business on September 1, 2017 received a distribution of one additional share for every share held as of such date. Trading began on a split-adjusted basis on September 15, 2017. The effects of the stock split on share and per share amounts have been retroactively reflected for all periods presented in this proxy statement. The Notice of Annual Meeting, this proxy statement and the form of proxy are being made available to stockholders of record of the Company on or about April [10], 2018. A copy of our 2017 Annual Report to Stockholders is being made available with this proxy statement, but is not incorporated herein by reference.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for the election of directors (Proposal 1). A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of votes “AGAINST.” Abstentions and broker non-votes shall not constitute votes “FOR” or votes “AGAINST” a director, and thus will have no effect on the outcome of Proposal 1. Proposals 2, 3 and 4 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposals 2, 3 and 4. Proposals 5 and 6 each require the affirmative “FOR” vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the matter. Broker non-votes will have no effect on the outcome of Proposals 5 and 6, but abstentions will have the same effect as a vote “AGAINST” each such proposal.

We will pay all expenses of this proxy solicitation. In addition to this proxy solicitation, proxies may be solicited in person or by telephone or other means (including by our directors or employees without additional compensation). We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in distributing proxy materials to the beneficial owners of shares held by such persons as stockholders of record.

If your shares of common stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the stockholder of record. In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials to our stockholders on the Internet. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of these proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in these proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a participant in the Company’s 401(k) Plan and own shares of the Company’s common stock in your 401(k) Plan account as of the record date, you will receive, with respect to the number of shares held for your 401(k) Plan account as of the record date, a proxy card that will serve as a voting instruction to the trustee of the 401(k) Plan with respect to shares held for your account. Unless the proxy card is signed and returned, shares held in your 401(k) Plan account will not be voted.

Shares of common stock held in a stockholder’s name as the stockholder of record may be voted in person at the Annual Meeting. Shares of common stock held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy electronically via the Internet, by telephone, or if you have requested a paper copy of these proxy materials, by returning the proxy card or voting instruction card. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee.

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return your proxy or voting instructions, which are being solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy or voting instructions when properly completed. In the event no directions are specified, such proxies and voting instructions will be voted “FOR” the nominees for election to the Board of Directors, “FOR” the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to increase the authorized shares from 240,000,000 to 480,000,000, “FOR” the proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to add a forum selection clause, “FOR” the proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation to incorporate certain technical, administrative and updating changes as set forth in this proxy statement, “FOR” the say-on-pay proposal and “FOR” the ratification of BDO USA, LLP (“BDO USA”) as the Company’s independent registered public accountants for the fiscal year ending December 29, 2018 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting.

You may revoke or change your proxy or voting instructions at any time before the Annual Meeting. To revoke your proxy, send a written notice of revocation or another signed proxy with a later date to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747 before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. To revoke your voting instructions, submit new voting instructions to your broker, trustee or nominee; alternatively, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you may attend the Annual Meeting and vote in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has approved the fifteen persons named below as nominees for election at the Annual Meeting to serve as directors until the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any executed proxies returned to the Company will be voted for the election of all of such persons except to the extent instructed otherwise with respect to one or more of such persons. In accordance with the Company’s retirement policy (as described herein), Donald J. Kabat will retire from the Board of Directors immediately following the Annual Meeting. Additionally, on March 15, 2018, Dr. Lawrence S. Bacow informed the Company of his intent not to stand for reelection as a director at the Annual Meeting. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2017 Annual Meeting of Stockholders, except for Mses. Shira Goodman and Anne H. Margulies, each of whom was recommended by the Nominating and Governance Committee and nominated by the Board of Directors on March 16, 2018 and March 29, 2018, respectively, to serve as a director. All of the nominees have consented to be named and, if elected, to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Set forth below is certain information, as of March 30, 2018, concerning the nominees:

Name	Age	Position
Barry J. Alperin	77	Director
Gerald A. Benjamin	65	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	68	Chairman, Chief Executive Officer, Director
James P. Breslawski	64	Vice Chairman, President, Director
Paul Brons	76	Director
Shira Goodman	57	Director Nominee
Joseph L. Herring	62	Director
Kurt P. Kuehn	63	Director
Philip A. Laskawy	76	Director
Anne H. Margulies	62	Director Nominee
Mark E. Mlotek	62	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	61	Executive Vice President, Chief Financial Officer, Director
Carol Raphael	75	Director
E. Dianne Rekow, DDS, Ph.D.	73	Director
Bradley T. Sheares, Ph.D.	61	Director

BARRY J. ALPERIN has been a director since 1996. Mr. Alperin, who is retired, served as Vice Chairman of Hasbro, Inc. from 1990 through 1995, as Co-Chief Operating Officer of Hasbro from 1989 through 1990 and as Senior Vice President or Executive Vice President of Hasbro from 1985 through 1989. He was a director of Hasbro from 1985 through 1996. Prior to joining Hasbro, Mr. Alperin practiced law in New York City for 20 years, dealing with corporate, public and private financial transactions, corporate mergers and acquisitions, compensation issues and securities law matters. The Company values Mr. Alperin’s financial expertise and his extensive experience in corporate and securities laws and corporate governance matters. Additionally, as the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Alperin’s experience leading Hasbro’s mergers and acquisitions and global expansion efforts. Mr. Alperin currently serves as a director of Fiesta Restaurant Group, Inc. (and is Chairman of its finance committee and a member of its audit committee and nominating and governance committee) and Jefferies Group LLC, a global investment banking firm and a subsidiary of Leucadia National Corporation (and a member of its audit committee, compensation committee and corporate governance and nominating committee). Mr. Alperin is also a director of privately held corporations Weeks Marine, Inc., a marine construction company, and Sterling Drive Ventures, Inc., and a general partner of Sterling Drive Ventures L.P., a holding company for the Rodan Group, an injection molder of plastic parts. He currently serves as a trustee of The Caramoor Center for Music and the Arts (and a member of its executive committee), President Emeritus and a Life Trustee of The Jewish Museum in New York City and is a past President of the New York Chapter of the American Jewish Committee where he also served as Chair of the audit committee of the national organization.

GERALD A. BENJAMIN has been with the Company since 1988, in his current position as Executive Vice President and Chief Administrative Officer since 2000 and a director since 1994. He is also a member of our Executive Management Committee. Prior to holding his current position Mr. Benjamin was Senior Vice President of Administration and Customer Satisfaction from 1993 to 2000. Mr. Benjamin was Vice President of Distribution Operations from 1990 to 1992 and Director of Materials Management from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 12 years at Estée Lauder, Inc. in various management positions, where his last position was Director of Materials Planning and Control. Mr. Benjamin brings experience to the Company’s Board of Directors in the areas of global services, human resources, operations and leadership. Mr. Benjamin directs our

Global Services functions in North America, South America, Europe, Asia, Australia and New Zealand. These functions include all aspects of the supply chain (distribution, inventory management and transportation for over 4.5 million square feet of distribution space), human resources (for more than 22,000 employees in 34 countries), information services, customer services, security and financial operations.

STANLEY M. BERGMAN has been with the Company since 1980, including as Chairman and Chief Executive Officer since 1989 and as a director since 1982. He is also a member of our Executive Management Committee. Mr. Bergman held the position of President of the Company from 1989 to 2005. Mr. Bergman held the position of Executive Vice President from 1985 to 1989 and Vice President of Finance and Administration from 1980 to 1985. Mr. Bergman brings to the Company’s Board of Directors management and leadership experience. Mr. Bergman is a well-known, highly regarded leader in the global health care industry. He has expansive knowledge of the health care industry and macro-economic global conditions, maintains strategic relationships with chief executives and other senior management in the health care industry throughout the world and brings a unique and valuable perspective to the Board of Directors. During his tenure, Mr. Bergman has led the Company from sales of $600 million in 1995 to $12.5 billion in 2017. Mr. Bergman serves as a board member or advisor for numerous institutions, including New York University College of Dentistry, the University of Pennsylvania School of Dental Medicine, the Columbia University Medical Center, Hebrew University, Tel Aviv University, the University of the Witwatersrand Fund, the World Economic Forum’s Health Care Governors and the Business Council for International Understanding. Mr. Bergman is also a member of the boards of numerous charitable organizations and active with philanthropic causes and social responsibility activities. Mr. Bergman is a Certified Public Accountant.

JAMES P. BRESLAWSKI has been with the Company since 1980, in his current position as Vice Chairman since March 2018, President since 2005 and as a director since 1992. He is also a member of our Executive Management Committee. Mr. Breslawski held the position of Chief Executive Officer of our Global Dental Group from 2005 to March 2018. He also held the position of Executive Vice President and President of U.S. Dental from 1990 to 2005, with primary responsibility for the North American Dental Group. Between 1980 and 1990, Mr. Breslawski held various positions with us, including Chief Financial Officer, Vice President of Finance and Administration and Corporate Controller. Mr. Breslawski partners with our senior leadership team to address corporate and strategic priorities. Mr. Breslawski brings to the Company’s Board of Directors management and leadership experience. The Board of Directors is aided by Mr. Breslawski’s understanding of the health care business and his keen business acumen, leadership ability and interpersonal skills. Mr. Breslawski has served as Chairman of the Board of the American Dental Trade Association, Chairman of the Board of the Dental Trade Alliance Foundation and President of the Dental Dealers of America. He is also a member of the Leadership Council, School of Dental Medicine at Harvard University, a former board member of the Dental Life Network (formerly the National Foundation of Dentistry for the Handicapped), a former member of the Board of Governors for St. John’s University and a former trustee of Long Island University. Mr. Breslawski is also a Certified Public Accountant.

PAUL BRONS has been a director since 2005. Between 1994 and 2002, Mr. Brons served as an executive board member of Akzo Nobel, N.V. From 1965 to 1994, Mr. Brons held various positions with Organon International BV, including President from 1983 to 1994 and Deputy President from 1979 to 1983. From 1975 to 1979, Mr. Brons served as the General Manager of the OTC operations of Chefaro, and from 1965 to 1975 in marketing and general management functions for Organon in various Middle East and Latin American countries. Both Organon and Chefaro operated within the Akzo Nobel group. Mr. Brons brings to the Company’s Board of Directors knowledge of the human and animal health pharmaceutical industry (a part of our medical and animal health businesses) and experience with international business operations and relations. The Board of Directors is also aided by Mr. Brons’ knowledge of European business culture and his strategic focus on European health care issues. Mr. Brons was honored in 1996 by Her Majesty the Queen with the decoration of Knight of the Order of Lion of the Kingdom of the Netherlands, the country’s highest civilian order, conferred for his meritorious achievements for Akzo Nobel and other international activities.

SHIRA GOODMAN was nominated by the Board of Directors on March 16, 2018 for election as a director at the Annual Meeting following recommendation by the Nominating and Governance Committee. Ms. Goodman was the Chief Executive Officer of Staples, Inc. from 2016 to January 2018 (including as President and interim CEO from June 2016 to September 2016). Ms. Goodman served in roles with increasing responsibility at Staples since joining Staples in 1992, including President, North American Operations from January 2016 to June 2016, and President, North American Commercial from 2014 to June 2016. Prior to that, she served as Executive Vice President of Global Growth from 2012 to 2014, Executive Vice President of Human Resources from 2009 to 2012, Executive Vice President of Marketing from 2001 to 2009, and in various other management positions. Prior to Staples, Ms. Goodman worked at Bain & Company from 1986 to 1992, in project design, client relationships and case team management. While at Bain, Ms. Goodman championed the company’s initial business plan for its business-to-business delivery strategy. The Company values Ms. Goodman’s extensive experience in business operations, marketing, sales force management, business growth and distribution logistics. Additionally, the Board of Directors values Ms. Goodman’s knowledge of compensation and corporate governance matters. Ms. Goodman was listed in Fortune magazine’s Most Powerful Women in 2017. Ms. Goodman currently serves as a director of CarMax Inc. (and a member of its compensation and personnel committee). During the past five years, Ms. Goodman served as a director of Staples, Inc.

JOSEPH L. HERRING has been a director since 2016. From 2005 to 2015, Mr. Herring served as Chief Executive Officer of Covance Inc., a drug development services company, and as Chairman of the Board of Directors of Covance from 2006 until its acquisition by Laboratory Corporation of America, Inc. in 2015. Mr. Herring previously served in several executive roles with Covance, including President and Chief Operating Officer, President of Early Development Services and Corporate Vice President and General Manager for its North American Preclinical Operations. Prior to joining Covance, Mr. Herring held a variety of senior leadership positions with Caremark International and American Hospital Supply Corporation over the course of his 19 years with the combined companies. The Company’s Board of Directors values Mr. Herring’s more than 35 years of experience in the healthcare industry. Mr. Herring also brings to the Company’s Board of Directors comprehensive knowledge in pharmaceuticals, management, sales and corporate governance matters. Mr. Herring currently serves on the nonprofit board for University Medical Center of Princeton and previously served on the board of the Association of Clinical Research Organizations, of which he served as chairman. During the past five years, Mr. Herring served as a director of Covance Inc. and Team Health Holdings Inc.

KURT P. KUEHN has been a director since 2016. Mr. Kuehn was Chief Financial Officer of United Parcel Service, Inc. (“UPS”), a global leader in logistics, from 2008 until 2015. Prior to his appointment as CFO, Mr. Kuehn was Senior Vice President Worldwide Sales and Marketing, leading the transformation of the sales organization to improve the global customer experience. Mr. Kuehn was UPS’s first Vice President of Investor Relations, taking the company public in 1999 in one of the largest IPOs in U.S. history. Since he joined UPS as a driver in 1977, Mr. Kuehn’s UPS career included leadership roles in sales and marketing, engineering, operations and strategic cost planning. Mr. Kuehn is also a director at NCR Corporation (and is Chair of its audit committee and a member of its executive committee). Mr. Kuehn brings to the Company’s Board of Directors extensive experience with distribution logistics, and as the CFO of UPS for eight years, comprehensive knowledge in corporate finance and accounting. Additionally, the Board of Directors values Mr. Kuehn’s insights in strategic cost planning and the needs of global customers.

PHILIP A. LASKAWY has been a director since 2002 and has served as our Lead Director since 2012. Mr. Laskawy joined the accounting firm of Ernst & Young LLP (now known as EY LLP) in 1961 and served as a partner in the firm from 1971 to 2001, when he retired. Mr. Laskawy served in various senior management positions at Ernst & Young, including Chairman and Chief Executive Officer, to which he was appointed in 1994. Mr. Laskawy currently serves on the Board of Directors of Lazard Ltd. (and is Chairman of its audit committee and is a member of its compensation committee) and Loews Corporation (and is a member of its audit committee). As a Certified Public Accountant with over 50 years of experience, Mr. Laskawy brings to the Company’s Board of Directors exceptional skills in corporate finance and accounting, corporate governance, compliance, disclosure and international business conduct. Mr. Laskawy served on the American Institute of Certified Public Accountants to review and update rules regarding auditor independence. In 2006 and 2007, he served as Chairman and Vice Chairman of the International Accounting Standards Committee Foundation, which was created by the Securities and Exchange Commission and sets accounting standards in more than 100 countries, and he served as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During the past five years, Mr. Laskawy served on the Board of Directors of General Motors Corporation and was the Non-Executive Chairman of Federal National Mortgage Association (Fannie Mae).

ANNE H. MARGULIES was nominated by the Board of Directors on March 29, 2018 for election as a director at the Annual Meeting following recommendation by the Nominating and Governance Committee. Ms. Margulies has been the Vice President and Chief Information Officer for Harvard University since 2010. She is responsible for information technology strategy, policies and services for the university. Prior to that, she was the Assistant Secretary for Information Technology and Chief Information Officer for the Commonwealth of Massachusetts from 2007 to 2010, responsible for the strategy, policies and overall management of information technology across the state’s government. With information technology playing an increasingly important role in the Company’s business, the Board values Ms. Margulies’ more than 35 years of information security expertise (including cyber-security) and strategic information technology leadership. Ms. Margulies has been a member of the Massachusetts Technology Collaborative Board since 2012. In 2015, Ms. Margulies was named 2015 Boston CIO Leader of the Year by the Boston Business Journal along with the Boston CIO Leadership Association and in 2017, she was named by IDG Enterprises to the 2017 CIO Hall of Fame in CIO Magazine.

MARK E. MLOTEK has been with the Company since 1994, in his current position as Executive Vice President and Chief Strategic Officer since 2012 and as a director since 1995. He is also a member of our Executive Management Committee. Mr. Mlotek was Senior Vice President and subsequently Executive Vice President of the Corporate Business Development Group between 2000 and 2012. Prior to that, Mr. Mlotek was Vice President, General Counsel and Secretary from 1994 to 1999. Prior to joining the Company, from 1989 to 1994, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, the Company’s principal law firm and one of the largest firms in the nation, specializing in mergers and acquisitions, corporate reorganizations and tax law. As the Company continues to grow through strategic acquisitions, the Board of Directors values Mr. Mlotek’s extensive legal, merger and acquisition and business development experience as well as his drive for innovation and his entrepreneurial spirit. Mr. Mlotek also manages the Company’s important supplier partnership arrangements and global strategic planning function.

STEVEN PALADINO has been with the Company since 1987, in his current position as Executive Vice President and Chief Financial Officer since 2000 and as a director since 1992. He is also a member of our Executive Management Committee. Prior to holding his current position, from 1993 to 2000, Mr. Paladino was Senior Vice President and Chief Financial Officer, from 1990 to 1992, he served as Vice President and Treasurer and, from 1987 to 1990, he served as Corporate Controller. Before joining us, Mr. Paladino was employed as a Certified Public Accountant for seven years, most recently with the international accounting firm of BDO Seidman LLP (now known as BDO USA, LLP). Mr. Paladino brings to the Company’s Board of Directors extensive financial, accounting and industry expertise and a strong, credible reputation within the financial industry. Mr. Paladino’s responsibilities with the Company include the corporate oversight and strategic direction of business units as well as direct responsibility for corporate financial services. These corporate financial services include financial reporting, financial planning, treasury, investor relations, internal audit and taxation. Mr. Paladino also has responsibility for Henry Schein Financial Services (which provides financial business solutions to our customers) and also works with the Corporate Business Development Group on mergers and acquisition activities. Mr. Paladino’s skills in corporate finance and accounting, the depth and breadth of his exposure to complex financial issues and his long-standing relationships with the financial community are valued by the Board of Directors. Mr. Paladino currently serves on the Board of Directors of MSC Industrial Direct Co., Inc. (and is a member of its audit committee and compensation committee).

CAROL RAPHAEL has been a director since 2012. Ms. Raphael currently serves as a Senior Advisor for Manatt Health Solutions, the interdisciplinary policy and business advisory division of Manatt, Phelps & Phillips, L.L.P., a leading law firm in the United States. Ms. Raphael served as the President and Chief Executive Officer of the Visiting Nurse Service of New York from 1989 to 2011. Prior to the Visiting Nurse Service of New York, Ms. Raphael held executive positions at Mt. Sinai Medical Center and in New York City government. Ms. Raphael has served on the Federal Bipartisan Commission on Long Term Care, the Medicare Payment Advisory Commission (MedPAC), the New York State Medicaid Redesign Team and was an Advanced Leadership Fellow at Harvard University. She is the Chair of the Board of the Long Term Quality Alliance and a board member of the New York eHealth Collaborative, which is implementing a statewide, standardized platform for the exchange of health information. She chaired the National Quality Forum’s Post-Acute, Long Term Care and Hospice Workgroup, which brought together stakeholders to recommend quality measures as federal programs move to public reporting and value based purchasing. She was co-chair of its Attribution Committee and a member of its All-Cause Admissions and Readmissions Standing Committee. She also co-chaired the West Health Advisory Council on Emergency Department to Home-Based Healthcare. As a nationally recognized industry leader, Ms. Raphael brings to the Company’s Board of Directors extensive knowledge and experience in health policy, economics, management, clinical services, home healthcare and new models of integrated care (particularly for chronically ill and long term care populations). Ms. Raphael’s strategic insights into the health care needs of an aging population and her invaluable experience advancing the adoption of health information technology is valued by the Company, especially in connection with its strategic plan for growth and innovative solutions. Ms. Raphael currently serves on several non-profit boards including the Primary Care Development Corporation, the Medicare Rights Center, the SCAN Foundation, Commonwealth Care Alliance and in 2016 completed her term as Chair of the national AARP board. Ms. Raphael is also a member of several advisory boards including the Harvard T.H. Chan School of Public Health’s Policy and Management Executive Council, the New York City Age-Friendly Commission, the New York State Quality Advisory Committee and Honor Technology, Inc.’s Advisory Board. Ms. Raphael co-edited the book “Home Based Care for a New Century”, was a Visiting Fellow at the King’s Fund in the United Kingdom and was listed in Crain’s New York Business 50 Most Powerful Women in 2009. Ms. Raphael is currently a member of the RAND Health Advisory Board.

E. DIANNE REKOW, DDS, PH.D. has been a director since 2014. Dr. Rekow was Dean of the Dental Institute at King’s College London and Professor of Orthodontics from 2012 through 2016. From 2002 to 2012, Dr. Rekow was a Professor of Orthodontics at New York University (NYU), during which time she was Senior Vice Provost of Engineering Technology at NYU (from 2008 to 2012) and was Provost of Polytechnic Institute of NYU (from 2009 to 2012). Dr. Rekow has been President of both the International Association for Dental Research and the American Association of Dental Research and, from 2000 to 2011, was an American Dental Association Consultant to the Council on Scientific Affairs. In 2012, she was elected to the Faculty of Dental Surgery of the Royal College of Surgeons (England). Dr. Rekow is an internationally known authority on the performance of new materials and products for use in aesthetic and restorative dentistry and was one of the early pioneers in digital dentistry, capitalizing on her engineering education and industry experience. Dr. Rekow’s team has also carried out research into the use of bio-engineered tissue to facilitate bone replacement in people who have been disfigured by disease or developmental defects. Dr. Rekow holds a number of patents in the dental field and is the author of, or contributor to, more than one hundred publications. Dr. Rekow brings to the Company’s Board of Directors extensive experience with dental product development and knowledge of innovative clinical dental practices. Additionally, the Board of Directors values Dr. Rekow’s insights into the needs of future dental practitioners and the global dental industry.

BRADLEY T. SHEARES, PH.D. has been a director since 2010. Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, from 2001 until 2006, Dr. Sheares served as President of U.S. Human Health for Merck & Co. As a member of Merck’s management committee, Dr. Sheares had responsibility for formulating global business strategies, operations management and the development and implementation of corporate policies. He is also a director of Honeywell International (and is a member of its management development and compensation committee and retirement plan committee) and is a director and Chairman of the compensation committee of The Progressive Corporation. As the former Chief Executive Officer of Reliant Pharmaceuticals and with 20 years in the pharmaceutical industry (part of our medical and animal health businesses), Dr. Sheares brings to the Company’s Board of Directors extensive health care knowledge and experience in sales, marketing, brand management, research and development, complex regulatory and legal issues, risk management and mergers and acquisitions. As a director of other public companies, Dr. Sheares has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities. During the past five years, Dr. Sheares served as a director of Covance Inc.

Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, where a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During the fiscal year ended December 30, 2017 (“fiscal 2017”), the Board of Directors held eight meetings. The Board of Directors has an Audit Committee, Compensation Committee, Nominating and Governance Committee and a Strategic Advisory Committee. During fiscal 2017, the Audit Committee held six meetings, the Compensation Committee held eight meetings, the Nominating and Governance Committee held two meetings and the Strategic Advisory Committee held two meetings. During fiscal 2017, each director attended at least 75% of the meetings of the Board of Directors and 100% of the meetings of the committees on which such directors served. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

Independent Directors

The Board of Directors has affirmatively determined that Messrs. Alperin, Brons, Herring, Kabat, Kuehn and Laskawy, Mses. Goodman, Margulies and Raphael and Drs. Bacow, Rekow and Sheares are “independent,” as defined under Rule 5605(a)(2) of The Nasdaq Stock Market (“Nasdaq”).

Independent directors, as defined under Nasdaq’s Rule 5605(a)(2), meet at regularly scheduled executive sessions without members of Company management present.

Audit Committee

The Audit Committee currently consists of Messrs. Kabat (Chairperson), Alperin, Kuehn and Laskawy. All of the members of the Audit Committee are independent directors as defined under Nasdaq’s Rules 5605(a)(2) and 5605(c)(2)(A). The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as defined under the rules of the SEC and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). It is the current intention of the Board of Directors to appoint Mr. Kuehn, as the Chairperson of the Audit Committee effective upon Mr. Kabat’s retirement from the Board following the Annual Meeting.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) our audits and (iii) the integrity of our financial statements on behalf of the Board of Directors, including the review of our consolidated financial statements and the adequacy of our internal controls. In fulfilling its responsibility, the Audit Committee has direct and sole responsibility, subject to stockholder approval, for the appointment, compensation, oversight and termination of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. Additionally, the Audit Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact our financial reporting (including financial accounting and reporting risks, as well as cyber-security risks) and reviews conflict of interest and related party transactions. The Audit Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. The Audit Committee meets at least four times each year and periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss the results of their audit or review of the Company’s consolidated financial statements, their evaluation of our internal controls, the overall quality of the Company’s financial reporting, our critical accounting policies and to review and approve any related party transactions (as defined by applicable regulations). We maintain procedures for the receipt, retention and the handling of complaints, which the Audit Committee established. The Audit Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The Regulatory Compliance Advisory Board, a subcommittee of the Audit Committee, was officially established in February 2017 to advise members of the senior management team overseeing the Company’s regulatory and related compliance processes, and advise and make recommendations to the Audit Committee regarding regulatory and compliance matters which may impact the Company’s financial reporting. The Regulatory Compliance Advisory Board currently consists of Messrs. Herring, Kabat and Kuehn and Ms. Raphael. The primary responsibilities of the Regulatory Compliance Advisory Board are to: (i) provide guidance relating to the Company’s regulatory compliance programs and serve as a sounding board for the strategic decisions, issues, challenges and opportunities relating to regulatory compliance; (ii) provide expertise to guide assessment and monitoring of Company-wide regulatory compliance budgeting, spending and capital investment; (iii) assist in oversight of the Company’s regulatory compliance programs by monitoring the progress and status thereof; (iv) review and evaluate major regulatory compliance initiatives to identify emerging and future opportunities for synergy or to leverage regulatory investment more effectively and cost efficiently; and (v) advise the Company and its senior management to better discharge their responsibilities described above and to continuously improve the Company’s regulatory compliance programs.

Compensation Committee

The Compensation Committee currently consists of Messrs. Alperin (Chairperson) and Kabat and Drs. Bacow and Sheares. The Compensation Committee reviews and approves (i) all incentive and equity-based compensation plans in which officers or employees may participate, (ii) the Company’s employee and executive benefits plans, and all related policies, programs and practices and (iii) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. In addition, the Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation and benefit plans, policies and programs. Each member of the Compensation Committee is an independent director as defined under Nasdaq’s Rules 5605(a)(2) and 5605(d)(2)(A), “non-employee director” as defined under the SEC’s rules and “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may form subcommittees, consisting of members of the Committee, and delegate authority to such subcommittees as it deems appropriate. The Compensation Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”). Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Messrs. Laskawy (Chairperson) and Alperin and Drs. Bacow and Sheares. The purpose of the Nominating and Governance Committee is to identify individuals qualified to become Board of Directors members, recommend to the Board of Directors the persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, determine the criteria for selecting new directors and oversee the evaluation of the Board of Directors. In addition, the Nominating and Governance Committee reviews and reassesses our corporate governance procedures and practices and recommends any proposed changes to the Board of Directors for its consideration. The Nominating and Governance Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the committee in carrying out its responsibilities. All of the members of the Nominating and Governance Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Nominating and Governance Committee operates under a charter available on the Company’s Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The Nominating and Governance Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company in the manner described under “Stockholder Communications” below, together with the information required to be filed in a proxy statement with the SEC regarding director nominees and each such nominee’s consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals. Our policy is to consider nominations to the Board of Directors from stockholders who comply with the procedures set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended, for nominations at the Company’s Annual Meeting of Stockholders and to consider such nominations using the same criteria it applies to evaluate nominees recommended by other sources. To date, we have not received any recommendations from stockholders requesting that the Nominating and

Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	the needs of the Company with respect to the particular talents, expertise and diversity of its directors;

•

the knowledge, skills, reputation and experience of nominees, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	familiarity with businesses similar or analogous to the Company; and

•	experience with accounting rules and practices, and corporate governance principles.

The Nominating and Governance Committee, in accordance with its charter, seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of not only skills and experience, but also diversity in gender, culture and geography. The Nominating and Governance Committee assesses the effectiveness of its diversity and other policies by annually reviewing the nominees for director to the Company’s Board of Directors to determine if such nominees satisfy the Company’s then-current needs. The Nominating and Governance Committee may also consider such other factors that it deems are in the best interests of the Company and its stockholders. The Nominating and Governance Committee determined that the nominees for election at the Annual Meeting to serve as directors satisfy the Company’s current needs as well as regulatory requirements.

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board of Directors willing and eligible to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing and eligible to continue in service are considered for a recommendation to re-nominate, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board of Directors suggestions as to individuals that meet the criteria. In addition, the Nominating and Governance Committee has the authority to retain third party search firms to evaluate or assist in identifying or evaluating potential nominees.

With the goal of increasing the effectiveness of the Board of Directors and its relationship to management, the Nominating and Governance Committee evaluates the performance of the Board of Directors as a whole. The evaluation process, which occurs at least annually, includes a survey of the individual views of all directors, which are then shared with the full Board of Directors. In addition, each of the committees of the Board of Directors performs a similar annual self-evaluation.

Strategic Advisory Committee

The Strategic Advisory Committee currently consists of Dr. Rekow (Chairperson), Messrs. Brons, Herring and Laskawy, Ms. Raphael and Drs. Bacow and Sheares. The purpose of the Strategic Advisory Committee is to provide advice to the Board of Directors and to our management regarding the monitoring and implementation of our corporate strategic plan, as well as general strategic planning. All of the members of the Strategic Advisory Committee are independent directors as defined under Nasdaq’s Rule 5605(a)(2). The Strategic Advisory Committee operates under a charter available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

Board of Directors’ Leadership Structure

Since 1989, the Company has employed a traditional board leadership model, with our Chief Executive Officer also serving as Chairman of our Board of Directors. We believe this traditional leadership structure benefits our Company. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Our customers, stockholders, suppliers and other business partners have always viewed our Chairman/CEO as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business.

We also believe that strong, independent Board of Director leadership is a critical aspect of effective corporate governance. Accordingly, in 2012, the Board of Directors amended the Company’s Corporate Governance Guidelines and designated Mr. Laskawy to serve as Lead Director. As specified in our Corporate Governance Guidelines the role and duties of the Lead Director include:

•	presiding at all executive sessions of the independent directors and calling meetings of the independent directors;

•	acting as a liaison among the members of the Board of Directors, Chief Executive Officer and management;

•	coordinating information sent to the Board of Directors;

•	coordinating meeting agendas and schedules for the Board of Directors to assure that there is sufficient time for discussion of all agenda items;

•	conferring with the Chief Executive Officer, as appropriate; and

•	being available for consultation with our stockholders, as appropriate.

(See “Corporate Governance Guidelines” set forth below.)

We believe that a single leader serving as Chairman and Chief Executive Officer, together with an experienced Lead Director, is the best governance model for our Company and our stockholders.

Our Board of Directors’ committees, each comprised solely of independent directors and each with a separate Chairperson, are the Audit, Compensation, Nominating and Governance and Strategic Advisory Committees. The Audit Committee oversees the accounting and financial reporting processes, legal and compliance matters relating to financial reporting and the Company’s risk management processes. The Compensation Committee oversees the annual performance evaluation of our Chairman/CEO and senior management. The Nominating and Governance Committee monitors matters such as the composition of the Board of Directors and its committees, Board performance and “best practices” in corporate governance and is also responsible for overseeing succession planning. The Strategic Advisory Committee oversees and monitors the implementation of our corporate strategic plan as well as general strategic planning.

Our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. The atmosphere of our Board of Directors is collegial, all Board members are well engaged in their responsibilities, and all Board members express their views and consider the opinions expressed by other directors. We do not believe that appointing an independent Board Chairman would improve the performance of the Board of Directors.

The Board of Directors is responsible for selecting the Chairman/CEO. The Chairman/CEO establishes the agenda for each meeting of the Board of Directors (in coordination with the Chairperson of the Nominating and Governance Committee/Lead Director) and presides at Board of Directors’ and stockholders’ meetings. The Chairperson of the Nominating and Governance Committee/Lead Director takes input from the other independent directors when setting the agenda for the independent sessions.

On an annual basis, as part of our governance review and succession planning, the Nominating and Governance Committee evaluates our leadership structure to ensure that it remains the optimal structure for our Company and our stockholders. We recognize that different board of directors’ leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—where our Chief Executive Officer serves as Chairman of the Board of Directors, our Board is comprised of experienced independent directors, including a Lead Director, our Board committees are comprised solely of independent directors and our independent directors hold regular meetings in executive session—is most appropriate and remains the optimal structure for our Company and our stockholders and has contributed to our Company’s compounded growth rates for sales and net income since becoming a public company in 1995.

Board of Directors’ Role in Oversight of Risk

Risk oversight is provided by a combination of our full Board of Directors and by the Board’s committees and subcommittees (Audit, Compensation, Nominating and Governance and Strategic Advisory Committees, each of which is made up entirely of independent directors, and the Regulatory Compliance Advisory Board, a subcommittee of the Audit Committee). The Audit Committee takes the lead risk oversight role, focusing primarily on risk management related to monitoring and controlling the Company’s financial risks (i.e., the Committee oversees those aspects of risk management and legal and regulatory compliance monitoring processes, which may impact the Company’s financial reporting) including financial accounting and reporting risks as well as cyber-security risks. In February 2017, the Regulatory Compliance Advisory Board, a subcommittee of the Audit Committee, was officially established to advise members of the senior management team overseeing the Company’s regulatory and related compliance processes, and advise and make recommendations to the Audit Committee regarding such matters. The Compensation Committee focuses primarily on human capital matters such as executive compensation plans and executive agreements. The Nominating and Governance Committee focuses on succession planning, director nomination criteria and candidate identification, as well as on evaluation of our corporate governance procedures and practices including performance evaluation of our Board of Directors and executive management. The Strategic Advisory Committee focuses primarily on the Company’s strategic and business development plans including the risks associated with those plans.

The Company’s Executive Management Committee is responsible for oversight and active management of material risks to the Company (including, without limitation, strategic, development, business, operational, human, financial and regulatory risks) as an integral part of the Company’s business planning, succession planning and management processes. Members of the management team provide quarterly reports to the Audit Committee and/or the Regulatory Compliance Advisory Board (a subcommittee of the Audit Committee) on select risk management topics and the Chairperson of the Audit Committee reports on these topics to the full Board of Directors.

The Company’s management has a longstanding commitment to employing and imbedding sound risk management practices and disciplines into its business planning and management processes throughout the Company to better enable achievement of the Company’s strategic, business, operational, financial and compliance objectives as well as to achieve and maintain a competitive advantage in the marketplace.

Stockholder Communications

Stockholders who wish to communicate with the Board of Directors may do so by writing to the Corporate Secretary of the Company at Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747. The office of the Corporate Secretary will receive the correspondence and forward it to the Chairperson of the Nominating and Governance Committee/Lead Director or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate.

Our policy is to encourage the members of our Board of Directors to attend the Annual Meeting of Stockholders and, other than Mr. Breslawski, all of the directors attended the 2017 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption. Our Corporate Governance Guidelines address topics such as (i) role of the Board of Directors, (ii) director responsibilities, (iii) Board of Directors’ composition, (iv) definition of independence, (v) lead director, (vi) committees, (vii) selection of Board of Directors nominees, (viii) orientation and continuing education of directors, (ix) executive sessions of independent directors, (x) management development and succession planning, (xi) Board of Directors’ compensation, (xii) attendance of directors at the Annual Meeting of Stockholders, (xiii) Board of Directors access to management and independent advisors, (xiv) annual evaluation of Board of Directors and committees, (xv) submission of director resignations and (xvi) communications with the Board of Directors.

Among other things, the Company’s Corporate Governance Guidelines provide that it is the Board of Directors’ policy to periodically review issues related to the selection and performance of the Chief Executive Officer. At least annually, the Chief Executive Officer must report to the Board of Directors on the Company’s program for management development and on succession planning. In addition, the Board of Directors and Chief Executive Officer shall periodically discuss the Chief Executive Officer’s recommendations as to a successor in the event of the sudden resignation, retirement or disability of the Chief Executive Officer.

The Company’s Corporate Governance Guidelines also provide that it is the Board of Directors’ policy that, in light of the increased oversight and regulatory demands facing directors, directors must be able to devote sufficient time to carrying out their duties and responsibilities effectively.

Code of Ethics

In addition to our Worldwide Business Standards applicable to all employees, we have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Controller (if any) and Vice President of Corporate Finance, or persons performing similar functions. The Code of Ethics is posted on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption. We will disclose on our website any amendment to, or waiver of, a provision of the Code of Ethics for Senior Financial Officers, or persons performing similar functions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of our common stock (excluding restricted stock units) as of March 28, 2018 (unless otherwise noted below) by (i) each person we know is the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each nominee for director of the Company, (iv) our Chief Executive Officer, our Chief Financial Officer and each of the other three most highly paid executive officers serving as of December 30, 2017 (the “Named Executive Officers”) and (v) all directors and executive officers as a group.

	Shares Beneficially Owned
Names and Addresses[1]	Number	Percent of Class
Barry J. Alperin[2]	51,902	*
Lawrence S. Bacow, Ph.D.[3]	7,272	*
Gerald A. Benjamin[4]	44,180	*
Stanley M. Bergman[5]	1,045,528	0.68%
James P. Breslawski[6]	156,720	*
Paul Brons[7]	19,646	*
Shira Goodman	0	*
Joseph L. Herring[8]	5,780	*
Donald J. Kabat[9]	29,816	*
Kurt P. Kuehn[10]	6,246	*
Philip A. Laskawy[11]	55,685	*
Anne H. Margulies	0	*
Mark E. Mlotek[12]	35,699	*
Steven Paladino[13]	119,677	*
Karen Prange[14]	43,344	*
Carol Raphael[15]	15,904	*
E. Dianne Rekow, DDS, Ph.D.[16]	14,204	*
Bradley T. Sheares, Ph.D.[17]	30,850	*
T. Rowe Price Associates, Inc.[18]	9,399,611	6.09%
Generation Investment Management LLP[19]	11,026,174	7.15%
BlackRock, Inc.[20]	11,752,750	7.62%
The Vanguard Group, Inc.[21]	16,314,565	10.57%
Directors and Executive Officers as a Group (21 persons)[22]	1,781,254	1.15%

* Represents less than 0.5%.

1 Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.

2 Represents (i) 33,938 shares owned directly and over which Mr. Alperin has sole voting and dispositive power, (ii) 10,002 shares held in Mr. Alperin’s Non-Employee Director Deferred Compensation Plan account and (iii) 7,962 restricted stock units that vested but, per Mr. Alperin’s election, the payment date has been deferred. Additionally, Mr. Alperin holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

3 Represents (i) 2,432 shares owned directly and over which Dr. Bacow has sole voting and dispositive power and (ii) 4,840 restricted stock units that vested but, per Dr. Bacow’s election, the payment date has been deferred. Additionally, Dr. Bacow holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

4 Represents (i) 38,388 shares owned directly and over which Mr. Benjamin has sole voting and dispositive power and (ii) 5,792 shares held in a 401(k) Plan account. Additionally, Mr. Benjamin holds 62,432 restricted stock units that vest more than 60 days from March 28, 2018.

5 Represents (i) 54,003 shares that Mr. Bergman owns directly and over which he has sole voting and dispositive power, (ii) 973,684 shares over which Marion Bergman, Mr. Bergman’s wife, has shared voting and dispositive power as co-trustee of the Bergman Family 2010 Trust 2, (iii) 34 shares owned by Mr. Bergman’s wife over which Mr. Bergman has shared voting and dispositive power, (iv) 8,779 shares owned by the Stanley, Marion, Paul and Edward Bergman Family Foundation, of which Mr. Bergman and his wife have shared voting and dispositive power as members of the board of directors and (v) 9,028 shares held in a 401(k) Plan account. Additionally, Mr. Bergman holds 186,913 restricted stock units that vest more than 60 days from March 28, 2018. Mr. Bergman disclaims beneficial ownership of the shares owned by the Stanley, Marion, Paul and Edward Bergman Family Foundation.

6 Represents 156,720 shares owned directly and over which Mr. Breslawski has sole voting and dispositive power. Additionally, Mr. Breslawski holds 66,594 restricted stock units that vest more than 60 days from March 28, 2018.

7 Represents (i) 17,012 shares owned directly and over which Mr. Brons has sole voting and dispositive power and (ii) 2,634 restricted stock units that vested but, per Mr. Brons’ election, the payment date has been deferred. Additionally, Mr. Brons holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

8 Represents 5,780 shares owned directly and over which Mr. Herring has sole voting and dispositive power. Additionally, Mr. Herring holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

9 Represents (i) 8,031 shares owned directly and over which Mr. Kabat has sole voting and dispositive power, (ii) 18,412 shares held indirectly over which Mr. Kabat and his wife are co-trustees for the benefit of his wife and over which Mr. Kabat has shared voting and dispositive power and (iii) 3,373 shares held in Mr. Kabat’s Non-Employee Director Deferred Compensation Plan account. Additionally, Mr. Kabat holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

10 Represents 2,000 shares owned directly and over which Mr. Kuehn has sole voting and dispositive power and (ii) 4,246 restricted stock units that vested but, per Mr. Kuehn’s election, the payment date has been deferred. Additionally, Mr. Kuehn holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

11 Represents (i) 1,084 shares owned directly and over which Mr. Laskawy has sole voting and dispositive power, (ii) 29,025 shares held in Mr. Laskawy’s Non-Employee Director Deferred Compensation Plan account and (iii) 25,576 restricted stock units that vested but, per Mr. Laskawy’s election, the payment date has been deferred. Additionally, Mr. Laskawy holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

12 Represents (i) 31,599 shares owned directly and over which Mr. Mlotek has sole voting and dispositive power and (ii) 4,100 shares held in a 401(k) Plan account. Additionally, Mr. Mlotek holds 58,266 restricted stock units that vest more than 60 days from March 28, 2018.

13 Represents (i) 112,982 shares owned directly and over which Mr. Paladino has sole voting and dispositive power and (ii) 6,695 shares held in a 401(k) Plan account. Additionally, Mr. Paladino holds 62,432 restricted stock units that vest more than 60 days from March 28, 2018.

14 Represents 43,344 shares of restricted common stock held directly by Ms. Prange and over which she has sole voting power. Additionally, Ms. Prange holds 19,558 restricted stock units that vest more than 60 days from March 28, 2018.

15 Represents 15,904 shares owned directly and over which Ms. Raphael has sole voting and dispositive power. Additionally, Ms. Raphael holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

16 Represents (i) 3,034 shares owned directly and over which Dr. Rekow has sole voting and dispositive power, (ii) 3,656 shares held in Dr. Rekow’s Non-Employee Director Deferred Compensation Plan account and (iii) 7,514 restricted stock units that vested but, per Dr. Rekow’s election, the payment date has been deferred. Additionally, Dr. Rekow holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

17 Represents (i) 1,692 shares owned directly and over which Dr. Sheares has sole voting and dispositive power and (ii) 29,158 restricted stock units that vested but, per Dr. Sheares’ election, the payment date has been deferred. Additionally, Dr. Sheares holds 2,843 restricted stock units that vest more than 60 days from March 28, 2018.

18 The principal office of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 East Pratt Street, Baltimore, Maryland 21202. The foregoing information regarding the stock holdings of Price Associates is based on an amended Schedule 13G filed by Price Associates with the SEC on February 14, 2018.

19 The principal office of Generation Investment Management LLP is 20 Air Street, 7th Floor, London, United Kingdom W1B 5AN. The foregoing information regarding the stock holdings of Generation Investment Management LLP and its affiliates is based on an amended Schedule 13G filed by Generation Investment Management LLP with the SEC on February 14, 2018.

20 The principal office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information regarding the stock holdings of BlackRock, Inc. is based on an amended Schedule 13G filed by BlackRock, Inc. with the SEC on January 23, 2018.

21 The principal office of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The foregoing information regarding the stock holdings of Vanguard is based on an amended Schedule 13G filed by Vanguard with the SEC on February 12, 2018.

22 Includes (i) with respect to all directors and Named Executive Officers, (a) 1,528,852 shares, directly or indirectly, beneficially owned, including restricted common stock, (b) 71,671 shares held in 401(k) Plan accounts and in Non-Employee Director Deferred Compensation Plan accounts, as applicable and (c) 81,930 restricted stock units held by non-employee directors where such units vested but, per their election, the payment date was deferred and (ii) with respect to all executive officers that are not Named Executive Officers or directors, (a) 98,379 shares, directly or indirectly, beneficially owned, including restricted common stock and (b) 422 shares held in 401(k) Plan accounts. Additionally, (i) all directors and Named Executive Officers collectively hold 484,625 restricted stock units that vest more than 60 days from March 28, 2018 and (ii) all executive officers that are not Named Executive Officers or directors collectively hold 92,742 restricted stock units that vest more than 60 days from March 28, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership of common stock of the Company with the SEC. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2017 the executive officers and directors of the Company timely complied with all applicable filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s executive compensation program consists of four main components: (i) base salary; (ii) annual incentive compensation opportunity; (iii) long-term equity-based awards; and (iv) benefits and perquisites. As described below, annual and long-term performance-based awards represent a major portion of total compensation for the Named Executive Officers. The combination of these four components of our executive compensation program is designed to balance Company annual operating objectives and earnings performance with longer-term Company stockholder value creation goals.

Base Salary. The Compensation Committee annually reviews and approves base salary for the Named Executive Officers.

Annual Incentive Compensation. The components of the Company’s annual incentive compensation (i.e., bonuses under the PIP (as defined below) and the Company’s 162(m) Cash Bonus Plan) are set by the Compensation Committee annually and are designed to reward the achievement of pre-established performance goals.

Each executive officer’s PIP bonus (other than Mr. Bergman’s) is based on the following three weighted components:

•	the Company’s corporate financial (i.e., EPS) goal, as may be adjusted as described below;

•	the executive officer’s specific business unit financial goals; and

•	the executive officer’s individual performance goals.

Mr. Bergman’s annual incentive compensation (paid under the Company’s 162(m) Cash Bonus Plan and PIP) is based on the following three weighted components:

•	the Company’s corporate financial (i.e., EPS) goal;

•	the average performance of the Company’s other executive officers with respect to their respective business unit financial goals under the PIP; and

•	the average performance of the Company’s other executive officers with respect to their respective individual performance goals under the PIP.

Long-Term Equity-Based Awards. The Company allocates long-term equity-based awards in the form of restricted stock/units that generally cliff vest at the end of four years for time-based awards and at the end of three years for performance-based awards.

•

Named Executive Officers receive 65% of their equity-based awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units, except for Mr. Bergman who receives 100% of his equity-based awards in the form of performance-based restricted stock/units (other than a special grant made to Mr. Bergman on May 25, 2016 in connection with the renewal of his employment agreement which was 50% performance-based and 50% time-based (“May 2016 Grant”)).

•

Awards of performance-based restricted stock/units granted to participants, including the Named Executive Officers, are tied to the Company’s earnings per share, subject to any potential required adjustments as described below. When the Company successfully achieves its target EPS, participants, including the Named Executive Officers, are paid at target levels. When the Company’s performance exceeds the target EPS, participants, including the Named Executive Officers, receive additional shares with respect to their awards of restricted stock/units up to a 200% maximum payout. Beginning with awards of performance-based restricted stock/units granted in 2017, the maximum payout was reduced to 150%. Additionally, the awards of performance-based restricted stock/units granted to Mr. Bergman under his May 2016 Grant have a maximum payout of 150%. When the Company’s performance does not meet the target EPS, shares paid to participants, including the Named Executive Officers, are reduced or eliminated.

Benefits and Perquisites. The Company provides a program commensurate with competitive practices that is generally consistent with the benefits provided to other employees. The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses). See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” set forth below.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability, and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance that enhances stockholder value;

•	support the Company’s strong team-based orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance, promotes appropriate conduct and reinforces a culture that the Compensation Committee believes will continue to drive long-term success for the Company thereby enhancing stockholder value.

The compensation program rewards team accomplishments while, at the same time, promoting individual accountability. The Company has a planning and goal-setting process that is fully integrated into the compensation system, intended to result in a strong relationship between individual efforts, business unit financial results and Company financial results with executive officer financial rewards.

A major portion of total compensation for our Named Executive Officers is placed at risk through annual and long-term incentives tied to the achievement of performance metrics. As shown in the Summary Compensation Table, in fiscal 2017, the sum of restricted stock/unit awards, annual incentive compensation (under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table) and bonus, if any, represented between 73% and 80% of the total compensation for the Named Executive Officers. We believe that this combination of incentives has worked well for the Company and its stockholders as evidenced by, among other things, the Company’s record net sales of approximately $12.5 billion in fiscal 2017 (an increase of approximately 7.7% over the prior fiscal year ended December 31, 2016 (“fiscal 2016”), which consisted of 5.1% growth in internally generated sales, offset by a 1.5% decrease due to the impact from an extra week of sales in 2016, 3.6% growth from acquisitions and 0.5% growth in reported sales related to foreign currency exchange).

We seek to provide competitive compensation that is commensurate with performance. We target compensation at the median of the market, and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded. (See “Pay Levels and Benchmarking” set forth below.)

We seek to promote a long-term commitment to the Company by our senior executives. We believe that there is great value to the Company in having a team of long-tenured, seasoned managers to enable us to capitalize on our growth strategies. Our team-focused culture and management processes are designed to foster this commitment. The vesting schedules attached to restricted stock/unit awards reinforce this long-term orientation.

Role of the Compensation Committee

General

The Compensation Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers, including the Named Executive Officers. The Compensation Committee’s

function is more fully described in its charter which has been approved by our Board of Directors. The charter is available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

When considering decisions concerning the compensation of the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee asks for recommendations from Mr. Bergman, including his detailed evaluation of each executive’s performance during the relevant fiscal year.

Use of Outside Advisors

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of Pearl Meyer, an independent compensation consultant. For fiscal 2017, Pearl Meyer advised and consulted with the Compensation Committee with respect to certain executive compensation matters, including assisting it in its review and determination of the peer group companies used for benchmarking compensation. Pearl Meyer did not determine nor recommend the exact amount or form of executive compensation for any executive officer. Pearl Meyer has also assisted the Compensation Committee with several special projects, including advice on director compensation. Pearl Meyer does no other work for the Company.

The Compensation Committee retains Pearl Meyer directly, and Pearl Meyer reports directly to the Compensation Committee. However, in carrying out its assignments and during the course of providing services to the Compensation Committee, Pearl Meyer may interact with Company management when necessary and appropriate in order to obtain relevant compensation and performance data for the executives and the Company. In addition, Pearl Meyer may seek input and feedback from Company management regarding Pearl Meyer’s work product and analysis prior to presenting such information to the Compensation Committee in order to confirm Pearl Meyer’s understanding of the Company’s business strategy or identify data questions or other similar issues, if any.

The Compensation Committee, with the assistance and independent advice from Pearl Meyer, annually reviews competitive compensation data prepared by Willis Towers Watson, a professional services/human resources consulting company which provides a number of services to the Company.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to the SEC and Nasdaq rules taking into consideration each of the six independence factors established under such rules. The Compensation Committee’s assessment affirmed the independence of Pearl Meyer with respect to executive compensation matters concluding that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant to the Compensation Committee. The Compensation Committee has the authority to retain, terminate and set the terms of its relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

The Role of Say-on-Pay Votes and Stockholder Feedback

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”). At the Company’s annual meeting of stockholders held on May 31, 2017, 91.3% of the votes cast on the say-on-pay proposal at the meeting were in favor of the say-on-pay proposal. The Compensation Committee evaluated this result and, after consideration, concluded that the voting result reflects our stockholders’ support of the Company’s approach to executive compensation. The Company previously held discussions with, and obtained input from, certain of its stockholders regarding the performance metrics utilized in connection with the Company’s annual incentive and equity-based compensation plans. Additionally, in 2017, following an analysis of compensation policies and practices and based on the results of the say-on-pay vote, the Compensation Committee determined that the Company’s current approach to executive compensation is in the best interest of the Company and its stockholders and, therefore, did not make any change to its approach to executive compensation or make any significant changes to its executive compensation program from fiscal 2016. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes and stockholder discussions when making future compensation decisions for the Named Executive Officers.

Compensation Structure

Pay Element—Overview

The Company utilizes four main components of compensation:

•	Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance;

•	Annual Incentive Compensation—variable pay that is designed to reward attainment of annual business goals, with payout of target award goals generally expressed as a percentage of base salary;

•	Long-Term Equity-Based Awards—stock-based awards including restricted stock/units; and

•

Benefits and Perquisites—includes medical, dental, life, disability and travel insurance benefits, retirement savings, car allowances, executive health exams and, in the case of Mr. Bergman, certain additional services as described below.

Pay Elements—Details

Base Salary

The Compensation Committee annually reviews executive officer salaries and makes adjustments, as warranted, based on individual responsibilities and performance, Company performance in light of market conditions and competitive practice. Salary adjustments are generally approved and implemented during the first quarter of the calendar year (typically in March). In 2017, based on individual responsibilities and performance, the Company’s performance and competitive market data with respect to base salary pay practices, the Compensation Committee increased the base salaries for the Named Executive Officers by 3.0%.

Annual Incentive Compensation

Annual incentive compensation for each of the Company’s executive officers is determined and paid under the Performance Incentive Plan (“PIP”) for such year, although annual incentive compensation relating to financial performance goals for Mr. Bergman is determined and paid under the Section 162(m) Cash Bonus Plan.

Components of the PIP

The components of the PIP are designed to reward the achievement of pre-established corporate financial, business unit financial and individual performance goals. At the beginning of each year, the Chief Executive Officer recommends to the Compensation Committee which executive officers should participate in the PIP for that year and, following review and approval by the Compensation Committee, such officers are notified of their participation. The Chief Executive Officer recommends to the Compensation Committee the PIP’s performance goals and target payout for executive officers (other than himself), subject to the Compensation Committee’s review and approval.

PIP targets and goals for 2017 for the Named Executive Officers were established at the beginning of 2017. For the Named Executive Officers (other than Mr. Bergman), the performance goals under the 2017 PIP were based on:

•	the Company’s 2017 earnings per share measured against pre-established standards, as may be adjusted pursuant to the terms of the 2017 PIP (the “2017 Company Financial/EPS Target”);

•	achievement of financial goals in their respective business units (“Business Financial Goals”); and

•	achievement of individual performance objectives (“Individual Performance Goals”).

2017 Company Financial/EPS Target

Under the 2017 PIP, the Compensation Committee may adjust the 2017 Company Financial/EPS Target for the following factors (which factors have been pre-established by the Compensation Committee):

•	acquisitions and new business ventures (based on the approved model) not initially considered when developing the target, including:

➢	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➢	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the PIP target;

➢	unbudgeted professional fees and acquisition expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➢

unbudgeted professional fees and acquisition expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case all such fees and expenses (from the first dollar) shall be excluded;

•	capital transactions (including capital stock repurchases);

•	other differences in budgeted average outstanding shares (other than those resulting from capital transactions referred to above);

•

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the target;

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the budgeted EPS target for the fiscal year;

•	changes in accounting principles or in applicable laws or regulations;

•	unforeseen events or circumstances affecting the Company;

•	judgments, settlements or other payments in connection with, or arising from, certain litigation matters as pre-determined by the Committee; and

•	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

Additionally, the Compensation Committee may further adjust the target for any other unforeseen event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by executive management. In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the PIP award payouts that correspond to the levels of achievement of the adjusted target. The Compensation Committee may award all or a portion of a PIP award upon the attainment of any goals (including the applicable predefined goals). The Compensation Committee or the Chief Executive Officer (solely with respect to non-executive officers) may also grant discretionary awards under the PIP.

In December 2016, the Compensation Committee undertook a review of the 2017 Company Financial/EPS Target to be used in our 2017 PIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for peer group companies with revenues between $8 billion and $15 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the current performance objectives of the PIP. Following consideration of these factors, the Compensation Committee concluded, as further described below, that it was in the best interest of the Company and its stockholders to continue to use adjusted earnings per share as the metric for the portion of the PIP bonus that is based on the Company’s performance.

The Compensation Committee believes adjusted EPS is appropriate for the portion of the PIP bonus that is tied to the Company’s performance because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our long-term equity plan metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of our peer group companies as the performance factor for the company-performance portion of their annual incentive compensation plans.

Also, as stated above, our PIP for the Named Executive Officers (other than Mr. Bergman) is made up of the 2017 Company Financial/EPS Target, Business Financial Goals and Individual Performance Goals. The Compensation Committee believes that the Business Financial Goals and Individual Performance Goals (as described below) already take into account performance metrics factors (including, without limitation, measures such as pre-tax income, business unit expense, net sales and similar factors) and, therefore, the introduction of another performance metric for the 2017 Company Financial/EPS Target is not necessary as our executive officers are already incentivized with various financial goals appropriate for their respective profit centers or business units.

Finally, as evidenced by the Company’s long-term historical stock performance and financial results, using earnings per share to measure the portion of the PIP bonus that is based on the Company’s performance has successfully driven value creation and, accordingly, has been an effective incentive for our executive officers.

Business Financial Goals and Individual Goals for Named Executive Officers (other than CEO)

The weight (expressed as a percentage of the PIP target payout) for each component of the PIP awards for the Named Executive Officers (other than Mr. Bergman) is as follows:

	2017 Company Financial/EPS Target	Business Financial Goals	Individual Performance Goals
James P. Breslawski Vice Chairman, President	30%	55%	15%
Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	30%	55%	15%
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	60%	20%	20%
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	40%	40%	20%

Business Financial Goals and Individual Performance Goals vary for each Named Executive Officer as the goals reflect each executive’s specific role and function. Financial measures included in such goals are calculated based on generally accepted accounting principles and adjusted in a manner similar to adjustments made to the Company’s EPS (as described below).

Business Financial Goals and Individual Performance Goals are designed to motivate executive officers to achieve challenging, but attainable goals for talented executives. The Compensation Committee sets the targets for PIP awards such that incentive compensation is paid at less-than-median of the market awards when Business Financial Goals or Individual Performance Goals are not fully achieved and greater-than-median awards when goals are exceeded. The maximum payout percentage under the PIP for the Named Executive Officers is 200% for the Company Financial/EPS Target, ranges from 135% to 200% for the Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals.

For each Named Executive Officer (other than Mr. Bergman whose annual incentive compensation is described below), the Business Financial Goals and Individual Performance Goals are as follows:

Mr. Breslawski:

•	Business Financial Goals (55%). This goal measures actual achievement against target of pre-tax income after capital charge attributable to the Global Dental Group.

•

Individual Performance Goals (15%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategies to maximize gross profit and reduce cost of sales; (ii) strategies to expand market share; (iii) global leadership initiatives; (iv) human capital strategic plans; (v) strategic planning and business development initiatives; (vi) technological advancements; and (vii) strategies to maximize business efficiencies and enhance optimization among business units.

Ms. Prange:

•

Business Financial Goals (55%). This goal measures: (i) actual achievement against target of net sales and pre-tax income attributable to the Global Animal Health Group; (ii) actual achievement against target of net sales and pre-tax income after capital charge attributable to the U.S. Medical Group; and (iii) actual achievement against target of net sales and pre-tax income attributable to the Global Dental Surgical Group.

•

Individual Performance Goals (15%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) strategic planning and business development initiatives; (ii) human capital strategic plans; (iii) U.S. Medical Group strategic planning; (iv) Global Animal Health Group strategic planning; (v) Global Dental Surgical Group strategic planning and (vi) process enhancements and strategies to maximize gross profit.

Mr. Paladino:

•

Business Financial Goals (20%). These goals measure actual achievement against target of net income attributable to the Company’s Financial Services Group and of the expense budget for the Company’s Corporate Finance Group.

•

Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) capital resource efficiencies; (ii) internal controls; (iii) accounting processes and tax planning; (iv) enhancements to financial reporting systems; (v) investor relations; (vi) Financial Services Group key priorities; (vii) human capital strategic plans; (viii) enhance optimization efforts among business units; and (ix) information security enhancements.

Mr. Benjamin:

•	Business Financial Goals (40%). These goals measure actual achievement of targeted expense budgets for the Company’s Global Services Group.

•

Individual Performance Goals (20%). The key individual goals relate to overseeing, supporting and, where applicable, implementing: (i) human capital development and strategic plans, including training, diversity and culture survey; (ii) key initiatives and projects, including technology enhancements, to advance the Global Services Group; (iii) succession planning; (iv) strategic planning initiatives; (v) compensation matters; and (vi) social responsibility matters.

2017 PIP

In 2017, based on the Company’s performance, growth versus the peer group, competitive market data with respect to pay practices and the Company’s continued emphasis on paying for performance, the Compensation Committee increased the payout for achievement of the target goals under Mr. Bergman’s 162(m) Plan and PIP, in the aggregate, and increased the payout for achievement of the PIP target goals for the other Named Executive Officers (excluding Ms. Prange’s 2017 sign-on bonus) by 2.8%, except for Mr. Breslawski’s PIP target goal which was increased from $770,000 to $850,000 (a 10.4% increase). The increase in Mr. Breslawski’s PIP target goal was to align his compensation with the median of the competitive market.

In February 2017, the Compensation Committee set the 2017 Company Financial/EPS Target at $3.62 (as adjusted for the September 2017 stock split), representing the target goal designed to result in a PIP award payout equal to 100%. This goal was set based on a pre-established weighted formula using specific components of EPS. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments authorized under the PIP. For the 2017 PIP, these adjustments included the impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases), the effects during fiscal 2017 of changes in foreign exchange rates, judgments, settlements or other payments in connection with, or arising from, certain litigation matters as pre-determined by the Committee, as well as the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

As a result of these adjustments, the Compensation Committee increased the 2017 Company Financial/EPS Target from $3.62 to $3.635. These adjustments were reviewed and approved by the Compensation Committee. During the first quarter of 2018, the Chief Executive Officer reviewed the relevant financial and operating performance achievements of the Company and its business units, as well as the individual performance of the participating officers (other than himself), against the PIP performance goals that had been previously established, and submitted proposed PIP payouts for the participating officers to the Compensation Committee for review and approval.

Our 2017 adjusted diluted EPS from continuing operations was $3.603. After applying the pre-established weighted formula using specific components of EPS, this achievement resulted in a payout of 87.2% of the 2017 Company Financial/EPS Target portion of the PIP award set by the Compensation Committee under the 2017 PIP. PIP awards for the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.”

Additionally, the PIP is subject to a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the PIP cash bonus paid to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Annual Incentive Compensation for CEO

Mr. Bergman’s annual incentive compensation for 2017 had two components:

•	pre-established performance goals set under the Company’s Section 162(m) Cash Bonus Plan; and

•	pre-established performance goals set under the PIP.

Mr. Bergman’s 2017 award under the Section 162(m) Cash Bonus Plan was based on the Company’s 2017 Company Financial/EPS Target (weighted at 75% of his total award under both plans) and the average performance of the Company’s other executive officers with respect to their Business Financial Goals (weighted at 12.5% of his total award under both plans). The same adjustments were made to the Company Financial/EPS Target component of the 162(m) Cash Bonus Plan as were made to the Company Financial/EPS Target component of the PIP, except, that with respect to the 162(m) Cash Bonus Plan, such adjustments were required to be made without discretion. Based on 2017 achievement levels, the Compensation Committee determined Mr. Bergman was entitled to a $1,734,230 bonus under the Section 162(m) Cash Bonus Plan with respect to 2017 performance.

Mr. Bergman’s 2017 award under the PIP was based on the average performance for Individual Performance Goals of the Company’s other executive officers (weighted at 12.5% of his total award under both plans). Such bonus is designed to further motivate Mr. Bergman to facilitate the individual performance of the Company’s executive officers and is consistent with the Company’s strong team-based approach. The Compensation Committee determined Mr. Bergman was entitled to a $267,934 bonus under the PIP with respect to 2017 performance.

Such calculations, under both the Section 162(m) Cash Bonus Plan and the 2017 PIP, resulted in a total bonus amount of $2,002,164 for Mr. Bergman.

Long-Term Equity-Based Awards

The Company and the Compensation Committee believe that long-term equity-based awards are an important factor in aligning the long-term financial interest of the officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of the design and administration of the Company’s executive compensation program.

Type of Award - Restricted Stock/Units

Under the Company’s long-term incentive program (“LTIP”), the current method of allocating the equity-based awards solely to restricted stock/units is designed to use fewer shares as compared to “appreciation-based” awards (such as stock options) while continuing to provide long-term incentives with a strong retention component to participants.

Vesting

Performance-based restricted stock/units generally vest 100% on the third anniversary of the grant date (three-year cliff vesting) and time-based restricted stock/units generally vest 100% on the fourth anniversary of the grant date (four-year cliff vesting), in each case provided that no termination of service had occurred (except that the grants provide for pro-rated or accelerated vesting if termination of employment is due to retirement (solely with respect to restricted stock units), death or disability, or change in control (as defined in the 2013 Stock Incentive Plan)). (See “Pay Levels and Benchmarking” set forth below.) For all participants under the 2013 Stock Incentive Plan, other than executive officers and other executive management, the restricted stock/units are allocated as 50% performance-based awards and 50% time-based awards. Mr. Bergman receives his awards of restricted stock/units as 100% performance-based awards (other than his May 2016 Grant which was 50% performance-based to vest on December 31, 2019 and 50% time-based to vest on December 31, 2019). Executive officers (other than Mr. Bergman) and other executive management generally receive 65% of their awards in the form of performance-based restricted stock/units and 35% of their awards in the form of time-based restricted stock/units.

Effective with LTIP awards granted on or after March 1, 2013, the Compensation Committee (i) eliminated the single trigger acceleration of restricted stock/units upon a change in control and provided that restricted stock/units granted on or after such date will vest automatically upon a participant’s termination of employment without cause occurring within two years after the change in control and (ii) approved a clawback policy whereby the Company has the right to recoup from the participant, including the Named Executive Officers, and the participant is required to repay to the Company, an amount equal to the fair market value of the aggregate shares of restricted stock/units payable to the participant if the participant engages in a competitive activity (as defined in the award agreement) or violates a non-disclosure, non-solicitation of employees or other restrictive covenant between the participant and the Company on or after the payment date but on or prior to the first anniversary of such payment date.

Grant Date

All grants are issued on the date they are approved by the Compensation Committee, except with respect to new hires where the grant date is a fixed date after the date on which such grant is approved by the Compensation Committee.

Performance Criteria

At the time the LTIP performance-based goal is set, it is substantially uncertain that the goal will be achieved. As the Company continues to grow, we continue to tie the performance goals to the Company’s earnings per share at growth rates that we believe exceed market growth for the markets in which we operate and reflect economic conditions. Historically, the Compensation Committee set the target and maximum payout for time-based and performance-based restricted stock/unit awards at 100% and 200%, respectively. Beginning with awards of performance-based restricted stock/units granted in 2017, the maximum payout performance-based restricted stock/unit awards was reduced to 150%. Additionally, the awards of performance-based restricted stock/units granted to Mr. Bergman under his May 2016 Grant have a maximum payout of 150%. The maximum payout for time-based restricted stock/unit awards remains at 100%.

In December 2016, the Compensation Committee undertook a review of the performance metrics used in our performance-based LTIP awards. As part of this review, the Compensation Committee considered a number of factors including (i) market data for companies with revenues between $8 billion and $15 billion and peer group companies practices and (ii) the advantages and disadvantages of potential performance metrics evaluated against the performance objectives of the LTIP. Following consideration of these factors, the Compensation Committee concluded that it was in the best interest of the Company and its stockholders to continue to use three-year cumulative earnings per share as the metric for the LTIP because such metric (i) is reflective of the key metric that the Board of Directors uses to assess the Company’s performance, (ii) clearly summarizes the earnings generated for stockholders and focuses on return to the stockholders, (iii) is sufficiently different from our short-term incentive plan (i.e., PIP) metric because our long-term equity plan metric is a three-year cumulative earnings per share goal as opposed to a one-year goal and (iv) is a metric used by a significant number of our peer group companies as the performance factor for their respective long-term equity plans.

Additionally, pursuant to the 2017 LTIP, the Compensation Committee is required to adjust the EPS performance goal for the following factors (which factors have been pre-established by the Compensation Committee):

•	acquisitions and new business ventures (based on the approved model) not initially considered when developing the target including:

➢	the effect of accretion or dilution relating to unbudgeted acquisitions (or dispositions), but only for the first 12 months following the transaction (or shorter time period, if applicable);

➢	any gain, loss or expense related to the disposal of a business or discontinued operations that was not previously considered when developing the target;

➢	unbudgeted acquisition and professional fees and expenses related to closed acquisitions or dispositions incurred in the year of the acquisition or disposition, but only for that year; and

➢

unbudgeted acquisition and professional fees and expenses relating to individual unclosed acquisitions or dispositions, where such fees and expenses exceed $300,000, in which case the effect of all such fees and expenses (from the first dollar) incurred in the year of the acquisition or disposition shall be excluded, but only for that year;

•	capital transactions (including capital stock repurchases);

•	other differences in budgeted average outstanding shares other than those resulting from capital transactions referred to above;

•

restructuring costs incurred related to publicly announced restructuring plans and separately identified in the Company’s periodic filings, to the extent the adjustment was not already contemplated in the target;

•	the financial impact, either positive or negative, of the changes in foreign exchange rates from the rates used in setting the three year performance goal;

•	changes in accounting principles or in applicable laws or regulations;

•	judgments, settlements or other payments in connection with, or arising from, certain litigation matters as pre-determined by the Committee; and

•	the impact of any increase or decrease in tax rates in any country in which the Company derives greater than 5% of its net income.

Although some companies use relative total shareholder return as a performance metric, the Compensation Committee does not believe such metric is appropriate for the Company’s circumstances at this time because such metric (i) does not clearly summarize the earnings generated for stockholders (e.g., earnings per share), (ii) tends to reward stock price volatility and can penalize a company that has demonstrated consistency in long-term performance, (iii) is measured on a relative basis so it is highly dependent on the peer group chosen and we believe a selection of an appropriate peer group would be difficult for the purpose of measuring relative total shareholder return due to size, types of businesses the Company is involved in, business differentials and consolidation of companies within the industry (e.g., companies selected for the peer group at the beginning of the period may be merged into other companies by the end of the three-year period which may skew results), (iv) provides for payouts in negative return scenarios so long as the Company outperforms its peer group (i.e., the executive may receive a high payout while stockholders are losing value) and (v) studies have shown that relative total shareholder return does not result in better performance.

As evidenced by the Company’s long-term historical stock performance and financial results, LTIP performance criteria of three-year cumulative earnings per share has been an effective incentive for our executive officers. For all the reasons stated above, the Compensation Committee believes it is in the best interest of the Company and its stockholders to use three-year cumulative earnings per share as the performance metrics for its long-term equity awards.

Performance-Based Restricted Stock/Unit Awards

During the first quarter of each calendar year, the Compensation Committee sets the three-year cumulative earnings per share as the target goal designed to result in a payout equal to 100% under the performance-based restricted stock/unit awards to be granted during such year. The Compensation Committee set the target goal for the awards granted in 2015, 2016 and 2017 by excluding restructuring costs. Similar to previous years, the Company completed a pre-defined process to adjust goals and to approve the adjustments that will be applied to the actual results, in each case, based on adjustments required under the LTIP. With respect to outstanding performance-based restricted stock/unit awards granted in 2015, the goal was adjusted to account for the effects during fiscal 2017 of the impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases) and differences in a designated foreign exchange rate outside a pre-established range. With respect to outstanding performance-based restricted stock/unit awards granted in 2016 and 2017, the goal was adjusted for the effects during fiscal 2017 of impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases), the changes in foreign exchange rates from the rates used in setting the goal, and for the impact of the decrease in U.S. tax rates beginning in 2018. Accordingly, the Compensation Committee reduced the three-year EPS performance goal for the performance-based restricted stock/units granted in 2015 by 0.63%, and increased the three-year EPS performance goals for the performance-based restricted stock/units granted in 2016 and 2017 by 2.53% and 4.88%, respectively. A substantial portion of the adjustment to the 2015 performance goal was attributable to the average Euro foreign exchange rate during 2017 being lower than the pre-established range in the 2015 plan. The increase in the 2016 and 2017 performance goals was primarily attributable to the change in U.S. tax rates and to share buyback activity. These adjustments were reviewed and approved by the Compensation Committee.

In 2017, the Company decided not to change the value of the 2017 LTIP restricted stock/unit awards for the Named Executive Officers as compared to the value of their awards in 2016, except for Karen Prange whose 2016 LTIP awards had a total grant date fair value of $2,300,000 (because it included a $1,300,000 sign-on grant per her letter agreement) and her 2017 LTIP award had a grant date fair value of $1,500,000 (the same as Messrs. Benjamin and Paladino’s awards).

On March 6, 2017, Mr. Bergman was granted 40,958 restricted stock units with a grant date fair value of $3,500,000, Mr. Breslawski was granted 18,724 restricted stock units with a grant date fair value of $1,600,000, and each of Messrs. Paladino and Benjamin and Ms. Prange was granted 17,554 restricted stock units with a grant date fair value of $1,500,000. Each such grant was made under the Company’s 2013 Stock Incentive Plan. Mr. Bergman’s grant was 100% performance-based with three-year cliff vesting and the grants for Messrs. Breslawski, Paladino and Benjamin and Ms. Prange were 65% performance-based with three-year cliff vesting and 35% time-based with four-year cliff vesting.

On February 27, 2017, the 2014 LTIP performance-based awards vested. With respect to such awards, on February 27, 2014, the Compensation Committee set the three-year cumulative EPS at $16.92, representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2014 LTIP. For the 2014 LTIP performance-based awards, the goal was adjusted to account for the impact of acquisitions, certain capital transactions (including capital stock repurchases) and for the effects of a designated foreign exchange rate outside a pre-established range. The three-year cumulative EPS performance goal for the performance-based restrictive stock/units granted under the 2014 LTIP was $16.63 (as adjusted) and the actual three-year cumulative EPS was $17.74 (as adjusted). On February 27, 2017, such awards vested with an achievement of 106.7% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 196.9% of the original number of shares/units underlying the award granted (based on target performance).

On March 2, 2018, the 2015 LTIP performance-based awards vested. With respect to such awards, on March 2, 2015, the Compensation Committee set the three-year cumulative EPS at $9.70 (as adjusted for the September 2017 stock split), representing the target goal designed to result in an LTIP award payout equal to 100%. Similar to previous years, the Compensation Committee completed a pre-defined process to adjust the goal and to approve the adjustments that were made to the actual results, in each case, based on adjustments authorized under the 2015 LTIP. For the 2015 LTIP performance-based awards, the goal was adjusted to account for the impact of acquisitions and dispositions, certain capital transactions (including capital stock repurchases) and for the effects of a designated foreign exchange rate outside a pre-established range. The three-year cumulative EPS performance goal for the performance-based restrictive stock/units granted under the 2015 LTIP was $9.58 (as adjusted) and the actual three-year cumulative EPS was $9.63 (as adjusted). On March 2, 2017 such awards vested with an achievement of 100.52% of the EPS performance goal and a payout awarded in shares of Company common stock equal to 108% of the original number of shares/units (as adjusted for the September 2017 stock split) underlying the award granted (based on target performance).

Benefits and Perquisites

The Company’s executive compensation program also includes benefits and perquisites. These benefits include annual matching contributions of up to 7% of base salary to executive officers’ 401(k) Plan accounts, annual allocations to the Company’s Supplemental Executive Retirement Plan (“SERP”) accounts, health benefits, annual executive health physicals, automobile allowances and life insurance coverage. The Company also maintains a deferred compensation plan (the “Deferred Compensation Plan”) under which the Named Executive Officers may participate. The Company does not make any contributions to the Deferred Compensation Plan and all amounts outstanding under the Deferred Compensation Plan consist solely of participant contributions. The Company annually reviews these benefits and perquisites and makes adjustments as warranted based on competitive practices and the Company’s performance.

A portion of the administrative services provided to Mr. Bergman has been determined to be non-business related and such portion is included in his taxable income as additional compensation. The administrative services include clerical and secretarial assistance designed primarily to minimize the amount of time Mr. Bergman devotes to administrative matters other than Company business, to provide opportunities for Mr. Bergman to undertake, among other things, philanthropic causes, social responsibility activities and non-business-related leadership roles. The Compensation Committee has approved these benefits and perquisites as a reasonable component of the Company’s executive officer compensation program in light of historical and competitive market practices. (See the “All Other Compensation” column in the Summary Compensation Table.)

From time to time, the Company utilizes hourly leased aircraft to efficiently optimize management’s time for business travel. If seating is available, the Company permits an executive’s spouse or other guests to accompany the executive on the flight. In all cases, if the aircraft is used for personal purposes, the executive reimburses the Company the value of the personal usage of the aircraft at the greater of the imputed income under SEC rules and the Standard Industry Fare Level (SIFL) value under Internal Revenue Service regulations.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards without encouraging inappropriate risk-taking by our executive officers. By following this approach, we provide the executive a measure of security with a minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and its stockholders, and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual incentive program (i.e., the PIP and the Section 162(m) Cash Bonus Plan) and our annual LTIP likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For executive officers, the mix of compensation is weighted heavily toward at-risk pay (performance-based annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executives, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market.

Our pay mix has resulted in a team of long-tenured, seasoned managers who we believe have a strong commitment to the Company’s long-term performance.

Pay Levels and Benchmarking

Pay levels for executive officers are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. One of the data sources used in setting competitive market levels for the executive officers is the information publicly disclosed by a peer group of the Company, which is reviewed annually and may change from year to year. The peer group of companies is set by the Compensation Committee and consists of companies engaged in the distribution and/or manufacturing of healthcare products or industrial equipment and supplies. The Compensation Committee determines the peer group of companies based on the following considerations, among other things: (i) Standard Industrial Classification or SIC codes; (ii) Global Industry Classification System or GICS; (iii) companies identified by Hoover’s, Inc. as our peer companies; (iv) companies listed as peers by our current list of peer companies; and (v) company size, including, among other things size by market capitalization, revenue and number of employees. Based on such analysis, the Compensation Committee determined the peer group of companies for fiscal 2017 to be AmerisourceBergen Corporation, Cardinal Health, Inc., Community Health Systems, Inc., DaVita Inc., Dentsply Sirona Inc., Fastenal Company, Laboratory Corp. of America Holdings, MSC Industrial Direct Co., Inc., Owens & Minor, Inc., Patterson Companies, Inc., Quest Diagnostic, Inc. and W.W. Grainger, Inc. At management’s direction, Willis Towers Watson, a professional services/human resources consulting company, prepares the peer group analysis and comparative data for companies with revenues between $8 billion and $15 billion for the Company. This information is shared with the Compensation Committee and the Compensation Committee reviews such information with its independent compensation consultant, Pearl Meyer.

After consideration of the data collected on external competitive levels of compensation and internal relationships within the executive group, the Compensation Committee makes decisions regarding individual executives’ target total compensation goals based on the need to attract, motivate and retain an experienced and effective management team.

Relative to the competitive market data, the Compensation Committee generally intends that the base salary, target annual incentive compensation and equity-based compensation for each executive will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay goals for specific individuals vary based on a number of factors such as scope of duties, potential for advancement, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

Conclusion

The level and mix of compensation that is finally decided upon by the Compensation Committee is considered within the context of both the objective data from our competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages is within the competitive range of practices when compared to the objective comparative data even where subjective factors may have influenced the compensation decisions.

Post Termination and Change in Control

The Company believes that a strong, motivated management team is essential to the best interests of the Company and its stockholders. To that end, we have an employment agreement with Mr. Bergman and we have had change in control agreements with the Named Executive Officers, other than Mr. Bergman, since 2003, which were amended in 2012 to, among other things, eliminate the gross-up for excise taxes imposed by Section 4999 of the Code. These agreements provide for certain payments to be made upon termination of employment under certain circumstances, including if the executive’s employment is terminated by the Company without cause or by the executive for good reason within two years following a change in control of the Company. (See “Employment and Letter Agreements and Post Termination and Change in Control Arrangements” under “Executive and Director Compensation” for a discussion of these agreements.) The Company does not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Stock Ownership Policy

The Board of Directors believes that, to align the interests of the executive officers, other executive management and directors of the Company with the interests of the stockholders of the Company, the executive officers, other executive management and directors should have a financial stake in the Company. The Nominating and Governance Committee adopted a policy requiring (i) the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of six times his annual base salary, (ii) each executive officer or other executive management who reports directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of three times such executive officer’s annual base salary and (iii) each executive officer or other executive management who does not report directly to the Company’s Chief Executive Officer to own equity in the Company equal to a minimum of two times such person’s annual base salary; provided that executive officers and other executive management who do not report directly to the Company’s Chief Executive Officer will have two years from December 13, 2016 (the effective date of the amended Stock Ownership Policy where the minimum was increased from one times to two times annual base salary) to comply with the two times annual base salary minimum equity ownership requirement. Newly appointed executive officers and or other executive management will have five years from the date of their appointment to comply with the Company’s stock ownership policy. Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any such person on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating and Governance Committee. Equity includes: shares of any class of capital stock; shares of vested restricted stock; unexercised vested options; vested shares of common stock held in such executive officer’s 401(k) Plan account; warrants or rights to acquire shares of capital stock; and securities that are convertible into shares of capital stock; provided that an amount equal to at least 20% of such person’s annual base salary must be owned by such person in the form of shares of common stock. The Stock Ownership Policy for non-employee directors of the Company is set forth under “Executive and Director Compensation—Director Compensation for Fiscal 2017—Stock Ownership Policy.”

Further, as a guideline, executive officers and other executive management may only sell up to 75% of the equity value above the ownership requirement. Also, an executive officer’s or other executive management’s equity in the Company may not be sold until such person satisfies the Company’s Stock Ownership Policy.

All executive officers and other executive management are in compliance with the Company’s Stock Ownership Policy.

The Company also prohibits hedging or other derivative transactions and pledging of Company stock by its executive officers and other executive management.

Incentive Compensation Recoupment (Clawback) Policy

On March 1, 2016, upon recommendation of the Compensation Committee, the Board of Directors adopted a clawback policy, effective as of February 1, 2016, to allow the Company to recoup cash and equity incentive compensation awarded or granted after the policy’s effective date to Named Executive Officers and other executive officers and executive management designated by the Board of Directors. In the event a restatement of the Company’s financial statements is required due to material noncompliance with any accounting requirements, the recoupment applies to incentive compensation earned during the prior three-year period that is in excess of the amount that would have been paid or awarded had such incentive compensation been calculated based on the restatement results. The policy applies regardless of fault in the circumstances leading to the restatement.

Impact of Tax and Accounting

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, grants of options, restricted stock/units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the awards being issued. For restricted stock/units, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares/units granted. Nearly all equity grants since

March 2009 have been awards of restricted stock/units. For options, the cost is equal to the Black-Scholes value on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments. The Compensation Committee is mindful of the fact that, with respect to options, the accounting charge is not reversible should the option expire with a market price less than the exercise price.

Section 162(m) of the Code generally limits the deductibility of compensation paid in excess of $1,000,000 in any taxable year to certain Named Executive Officers, subject to an exception for qualified performance-based compensation that was eliminated by recent tax reform legislation under the Tax Cuts and Jobs Act (the “TCJA”) for tax years beginning on or after January 1, 2018. The TCJA also expanded the scope of “covered employees” whose compensation may be subject to this deduction limit by, among other things, including the principal financial officer.

It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans. Historically, we have structured certain components of our executive compensation program in a manner intended to be performance-based for purposes of Section 162(m) of the Code in order to preserve deductibility for federal income tax purposes, although the Compensation Committee may have granted non-deductible compensation if it considered it appropriate and in the best interest of the Company. To date, grants under the Company’s Section 162(m) Cash Bonus Plan, option grants and awards of performance-based restricted stock/units have been generally intended to be performance-based under Section 162(m) of the Code; although grants under the PIP have been tied to the Company’s performance and are not intended to meet the requirements for performance-based compensation under Section 162(m) of the Code. In light of the repeal of the performance-based exception to Section 162(m) of the Code, the Compensation Committee expects in the future to grant compensation, including compensation tied to performance, that may not be deductible for federal income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

THE COMPENSATION COMMITTEE Barry J. Alperin, Chairperson Lawrence S. Bacow, Ph.D. Donald J. Kabat Bradley T. Sheares, Ph.D.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

Our executive officers and their ages and positions as of March 30, 2018 are:

Name	Age	Position
Gerald A. Benjamin	65	Executive Vice President, Chief Administrative Officer, Director
Stanley M. Bergman	68	Chairman, Chief Executive Officer, Director
James P. Breslawski	64	Vice Chairman, President, Director
Michael S. Ettinger	56	Senior Vice President, Corporate & Legal Affairs, Chief of Staff and Secretary
David C. McKinley	65	Chief Commercial Officer of Henry Schein, Inc. and President of Corporate Commercial Development Group
Mark E. Mlotek	62	Executive Vice President, Chief Strategic Officer, Director
Steven Paladino	61	Executive Vice President, Chief Financial Officer, Director
Karen Prange	54	Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group
Walter Siegel	58	Senior Vice President and General Counsel

The biographies for Messrs. Benjamin, Bergman, Breslawski, Mlotek and Paladino follow the table listing our directors under “Proposal 1—Election of Directors” set forth above. Biographies for our other executive officers are:

MICHAEL S. ETTINGER has been with the Company since 1994, and in his current position as Senior Vice President, Corporate & Legal Affairs, Chief of Staff and Secretary since 2015. He is also a member of our Executive Management Committee. Mr. Ettinger oversees all activities in the legal and regulatory functions, the work of the Company’s global communications team, government relations, and the operations of the Office of the CEO, including Henry Schein Cares, the Company’s global corporate social responsibility program. In addition, Mr. Ettinger manages the Company’s corporate secretary function. Prior to his current position, Mr. Ettinger served as Senior Vice President, Corporate & Legal Affairs and Secretary from 2013 to 2015; Corporate Senior Vice President, General Counsel & Secretary from 2006 to 2013; Vice President, General Counsel and Secretary from 2000 to 2006; Vice President and Associate General Counsel from 1998 to 2000 and Associate General Counsel from 1994 to 1998. Before joining the Company, Mr. Ettinger served as a senior associate with Bower & Gardner and as a member of the Tax Department at Arthur Andersen.

DAVID C. MCKINLEY has been with the Company since 2005, and in his current position as Chief Commercial Officer of Henry Schein, Inc. and President of the Corporate Commercial Development Group since 2016. He is also a member of our Executive Management Committee. In his current position, Mr. McKinley is responsible for coordinating and leveraging the Company’s global brand and customer solutions across all of Henry Schein’s businesses. In his role as President, Corporate Commercial Development Group, he is also responsible for certain specialty businesses. Before assuming his current position, Mr. McKinley served as President, Medical Group from 2008 to 2016. The Company’s Medical Group serves physician offices, clinics, ambulatory surgery centers, clinical laboratories and other alternate care market segments. Previously, Mr. McKinley was President of Henry Schein Practice Solutions from 2006 to 2008 and the President of Dental Prosthetic Solutions from 2005 to 2006. Prior to joining the Company, Mr. McKinley served as the Group Executive for Olympus Medical North America, a market leader for medical and surgical instruments, endoscopes and imaging systems, and as General Manager for the Bard Urology and Bard Germany businesses. Mr. McKinley currently serves as Chairman of the Health Industry Distributors Association (HIDA) Education Foundation.

KAREN PRANGE has been with the Company since 2016 as Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of the Global Animal Health, Medical and Dental Surgical Group. She is also a member of the Company’s Executive Management Committee. Before joining the Company in 2016, Ms. Prange was Senior Vice President and President, Urology and Pelvic Health at Boston Scientific Corporation since 2012, and a member of its executive committee. Previously, she held various positions of increasing responsibility for 17 years at Johnson & Johnson, most recently as General Manager of the Micrus Endovascular and Codman Neurovascular businesses, helping to grow various medical device businesses. Ms. Prange has a significant track record in delivering results through strategic change, market development, and global product innovation and commercialization. She is a member of The Committee of 200, an invitation-only membership organization of the world’s most successful women entrepreneurs and corporate innovators.

WALTER SIEGEL has been with the Company since 2013 as Senior Vice President and General Counsel. He is also a member of our Executive Management Committee. Mr. Siegel directs the Company’s worldwide legal and regulatory functions and activities, advising the Company on a broad range of legal and regulatory matters affecting various business units, including, among other things, mergers and acquisitions, litigation, intellectual property, SEC reporting and regulatory diligence and compliance. He also manages input from outside counsel on corporate and litigation matters, and oversees and participates in drafting a broad range of commercial documents and contracts between the Company’s business units (and affiliates) and third parties. Mr. Siegel brings to the Company a diverse and wide background of legal expertise, including mergers and acquisitions, partnerships, securities, litigation and regulatory matters. From 2005 to 2012, Mr. Siegel held positions of increasing responsibility, including Senior Vice President, General Counsel and Secretary, for Standard Microsystems Corporation, a publicly traded global semiconductor company.

Other Executive Management

Other members of our executive management and their ages and positions as of March 30, 2018 are:

Name	Age	Position
James A. Harding	62	Senior Vice President, Henry Schein, Inc. and Chief Executive Officer, Henry Schein Global Practice Solutions Group
Peter McCarthy	58	President, Global Animal Health Group
Lorelei McGlynn	54	Senior Vice President, Global Human Resources and Financial Operations
Bob Minowitz	59	Senior Vice President, Global Dental Merchandising and Business Operations
Michael Racioppi	63	Senior Vice President, Chief Merchandising Officer
Paul Rose	60	Senior Vice President, Global Supply Chain

Biographies for the other members of our executive management are:

JAMES A. HARDING has been with the Company since 2000, and in his current position as Senior Vice President, Henry Schein, Inc., and Chief Executive Officer, Global Practice Solutions Group since March 2018. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Harding was Senior Vice President and Corporate Chief Technology Officer since 2005. In his current position, Mr. Harding leads our Global Practice Solutions Group. Mr. Harding was formerly Chief Information Officer at Olsten Corporation, a leading health care and staffing services company. Prior to Olsten, Mr. Harding worked for 20 years at Mobil Oil Corporation in various capacities including Chief Information Officer of the America’s Marketing & Refining Division and Director of Global IT Architecture.

PETER MCCARTHY has been with the Company since 2010, and in his current position as President, Global Animal Health Group since 2015. He is also a member of our Executive Management Committee. In his current position, Mr. McCarthy oversees our animal health business, which spans 24 countries, including the United States, Australia, Brazil, Canada, China Malaysia, New Zealand, and 17 countries in Europe. Prior to holding his current position, Mr. McCarthy was President, Henry Schein International Animal Health from 2012 to 2015 and President, Henry Schein Animal Health, Europe from 2010 to 2012. Prior to joining the Company, Mr. McCarthy was employed with Schering-Plough Animal Health (now Merck Animal Health), serving as Senior

Director, Global Operations and General Manager, China. Mr. McCarthy also worked at Wyeth/American Cyanamid for 14 years, helping to grow the human pharmaceutical business.

LORELEI MCGLYNN has been with the Company since 1999, and in her current position as Senior Vice President, Global Human Resources and Financial Operations since 2013. She is also a member of our Executive Management Committee. Since joining Henry Schein, Inc. in 1999, Ms. McGlynn has served as Vice President, Global Human Resources and Financial Operations from 2008 to 2013, Chief Financial Officer, International Group and Vice President of Global Financial Operations from 2002 to 2008 and Vice President, Finance, North America from 1999 to 2002. Through these various roles with the Company, Ms. McGlynn attained significant global experience at Henry Schein’s operations around the world. In her current position, Ms. McGlynn is responsible for managing the Company’s Global Human Resources function, including recruiting, organizational development, compensation, benefits and employee relations. In addition, Ms. McGlynn oversees Henry Schein’s Accounts Payable, Accounts Receivable, Payroll and Financial Inventory departments. In addition to managing day-to-day Global Human Resources and Financial Operations, Ms. McGlynn leads and participates in numerous special projects, such as system integrations, software implementations, due diligence, Team Schein Member communications and global best practices. Prior to joining the Company, Ms. McGlynn served as Assistant Vice President of Finance at Adecco Corporation. Ms. McGlynn is a Senior Professional in Human Resources (SPHR Certified).

BOB MINOWITZ has been with the Company since 1986, and in his current position as Senior Vice President, Global Dental Merchandising and Business Operations since January 2018. In his current position, Mr. Minowitz focuses on key strategic initiatives for the Global Dental Group including gross margin management, brand equity, key supplier strategy and cross-functional profit improvement. He is also a member of our Executive Management Committee. Before assuming his current position, Mr. Minowitz held a number of key roles with increasing responsibility throughout the Company, including President, International Dental Group from 2012 to 2017, with a focus on Europe, the Middle East and Africa (the EMEA region) from 2016 to 2017, President, Henry Schein European Dental Group from 2009 to 2012, President, Henry Schein Western Europe, Middle East and Pacific Regions from 2006 to 2009, Managing Director, Henry Schein U.K. Holdings, President Henry Schein Western Europe from 2004 to 2006 and President Henry Schein Europe from 2001 to 2004. Mr. Minowitz has played a key role in establishing Henry Schein’s international operations, from the Company’s initial European expansion in The Netherlands in 1990 and Spain in 1991, to more recent growth across Europe, Asia and Australasia. Throughout his career with Henry Schein, Mr. Minowitz has lived and worked in several countries throughout Europe. Prior to joining Henry Schein, Mr. Minowitz was a Senior Internal Auditor at Bristol-Myers Company.

MICHAEL RACIOPPI has been with the Company since 1992, and in his current position as Senior Vice President, Chief Merchandising Officer since 2008. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Racioppi served as President of the Medical Group from 2000 to 2008 and Interim President from 1999 to 2000, and Corporate Vice President from 1994 to 2008, with primary responsibility for the Medical Group, Marketing and Merchandising departments. Mr. Racioppi served as Senior Director, Corporate Merchandising from 1992 to 1994. He currently serves on the board of National Distribution and Contracting and he previously served on the board of the Healthcare Distribution Management Association and the Health Industry Distributors Association (HIDA). Before joining the Company, he was employed by Ketchum Distributors, Inc. as the Vice President of Purchasing and Marketing.

PAUL ROSE has been with the Company since 2001, and in his current position as Senior Vice President, Global Supply Chain since 2013. He is also a member of our Executive Management Committee. Prior to holding his current position, Mr. Rose held a number of key roles with increasing responsibility throughout the Company, including serving as Vice President, Global Supply Chain from 2008 to 2013, Vice President, Global Inventory Management from 2004 to 2008 and Vice President, Inventory Management, North America from 2001 to 2004. As Senior Vice President of Global Supply Chain, Mr. Rose is directly responsible for distribution, inventory and product mix to support the Company’s Global Dental, Medical, Animal Health and Lab businesses. Mr. Rose’s team generates over $7 billion in product purchases each year and maintains a robust level of inventory that enables the Company to service its customers with product fill rates of over 98% on a global basis. He is also responsible for working with the Company’s senior management team to establish and implement Worldwide Supply Chain procedures and guidelines. In addition to his Global Supply Chain responsibilities, he manages the Company’s Inventory Management team, which includes Purchasing and Product Data Management. Mr. Rose also manages the Global Distribution Services, Inbound and Outbound Transportation, EDI and Supplier Partnership Program. Additionally, he manages the Company’s Global Sourcing Team. He has also served on the Health Industry Distributions Association (HIDA) Supply Chain Advisory Council and as the National Wholesale Druggists’ Associations Pharmaceutical Market Committee Chairman.

Summary Compensation Table for Fiscal 2017, Fiscal 2016 and Fiscal 2015

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	2017 2016 2015	$1,382,654 $1,342,385 $1,353,308	$0 $0 $0	$3,500,000 $8,500,000[4] $3,500,000	$0 $0 $0	$2,002,164 $2,376,530 $2,746,867	$0 $0 $0	$326,443[5] $376,067 $397,428	$7,211,261 $12,594,982 $7,997,603
James P. Breslawski Vice Chairman, President	2017 2016 2015	$719,654 $698,769 $704,692	$35,000 $100,000 $0	$1,600,000 $1,600,000 $1,600,000	$0 $0 $0	$570,133 $610,715 $765,619	$0 $0 $0	$83,002[6] $84,886 $83,526	$3,007,789 $3,094,370 $3,153,837
Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	2017 2016	$665,000 $410,000	$800,000 $400,000	$1,500,000 $2,300,000	$0 $0	$738,379 $879,789	$0 $0	$51,909[6] $287,021	$3,755,288 $4,276,810
Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2017 2016 2015	$567,692 $551,308 $555,962	$0 $0 $0	$1,500,000 $1,500,000 $1,500,000	$0 $0 $0	$734,300 $813,184 $844,114	$0 $0 $0	$78,562[6] $69,307 $66,983	$2,880,554 $2,933,799 $2,967,059
Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	2017 2016 2015	$567,692 $551,308 $555,962	$15,000 $25,000 $0	$1,500,000 $1,500,000 $1,500,000	$0 $0 $0	$694,102 $769,691 $824,589	$0 $0 $0	$75,774[6] $72,283 $69,993	$2,852,568 $2,918,282 $2,950,544

1 Represents additional incentive compensation (i.e., bonus) that was awarded at the discretion of the Compensation Committee, except with respect to Ms. Prange, such amount represents a cash bonus paid, in accordance with her letter agreement, on her start date and on the first anniversary of her start date.

2 Represents restricted stock/units valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Consolidated Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 30, 2017, as filed with the SEC on February 21, 2018. The maximum payout percentage for the 2017 LTIP awards of performance-based restricted stock units is 150% and the maximum payout percentage for the 2017 LTIP awards of time-based restricted stock units is 100%. (For Mr. Bergman such amount equals $5,250,000, for Mr. Breslawski such amount equals $2,120,000, for Messrs. Benjamin and Paladino and Ms. Prange such amount equals $1,987,500.)

3 Represents annual incentive compensation (i.e., bonus) paid under the PIP, or with respect to Mr. Bergman, under the Company’s Section 162(m) Cash Bonus Plan and the PIP. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a description of the PIP and the Section 162(m) Cash Bonus Plan.

4 Includes a performance-based restricted stock unit award (three-year cliff vesting) with a grant date fair value of $3,500,000 granted on March 4, 2016 in connection with the Company’s annual equity grant under its LTIP. Also includes Mr. Bergman’s May 2016 Grant which has a grant date fair value of $5,000,000 granted in connection with the three-year renewal of Mr. Bergman’s employment agreement with half awarded in the form of a performance-based restricted stock unit award and the other half awarded in the form of a time-based restricted stock unit award, with each such award scheduled to vest on December 31, 2019.

5 Includes the following: (i) $18,000 matching contribution under 401(k) Plan account; (ii) $15,850 in excess life insurance premiums; (iii) $78,568 in SERP contribution; (iv) $3,006 in excess business travel insurance; (v) $34,640 of personal commuting expenses for use of the Company’s car service; (vi) $176,129 for the cost of providing administrative services to Mr. Bergman and (vii) $250 for the cost of providing telephone services. The amount totaling $211,019 (under items (v), (vi) and (vii) above) was included on Mr. Bergman’s W-2 as additional compensation for which he is responsible for paying the applicable taxes. Pursuant to his employment agreement, Mr. Bergman is entitled to use of a Company automobile but Mr. Bergman did not use a Company automobile in fiscal 2017.

6 For each of Messrs. Breslawski, Paladino and Benjamin and Ms. Prange, includes the following: (i) $20,400 in automobile allowance; (ii) $18,000 in matching contribution under 401(k) Plan account; (iii) $946 in excess business travel insurance; (iv) $11,143, $8,791, $11,003 and $2,760, respectively, in excess life insurance premiums; (v) $32,263, $21,650, $21,650 and $5,433, respectively, in SERP contribution and (vi) $3,775 each for executive health exam costs, except Mr. Breslawski’s amount was $250. For Ms. Prange, such amount also includes $375 in relocation expenses and $220 in tax gross-up related to such relocation expenses. Mr. Paladino, such amount also includes a $5,000 service award payment for 30 years of service with the Company.

CEO Pay Ratio

As a result of the rules recently adopted by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, using certain permitted methodologies. To determine our CEO pay ratio and our median employee, we utilized data as of October 1, 2017 (the “Determination Date”). We examined the 2017 total cash compensation, including base salary, overtime, bonus and commission (excluding benefits) for all individuals, excluding our CEO, who were employed by us on the Determination Date. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual base salary based on a reasonable estimate of hours worked during 2017 for hourly employees, and upon salary levels for the remaining employees. Other than the foregoing, we did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. We annualized the total cash compensation for full-time employees who commenced work after January 1, 2017. We excluded approximately 1,000 employees from the following eight countries, which represents approximately 4.8% of the Company’s total employee population: China, Czech Republic, Malaysia, Poland, Portugal, South Africa, Taiwan and Thailand. For purposes of determining this exclusion, the Company had approximately 10,300 U.S. employees and approximately 10,100 non-U.S. employees as of the Determination Date.

Country	Approximate Number of Employees	Approximate Percentage of Total Population
China	191	0.94%
Czech Republic	277	1.36%
Malaysia	3	0.01%
Poland	218	1.07%
Portugal	10	0.05%
South Africa	105	0.52%
Taiwan	13	0.06%
Thailand	152	0.75%

We used a valid statistical sampling approach to estimate the total cash compensation for our median employee by selecting an employee whose total cash compensation was at or near the value of the median employee’s compensation.

After identifying the median employee based on total cash compensation, we calculated total annual compensation for that employee and the CEO using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table in this proxy statement. We also added the value of employer provided medical benefits and employer retirement contributions to both the CEO and the median employee compensation, as such benefits represent a significant component of our employees’ total compensation.

The median employee’s total annual compensation (including medical benefits and employer retirement contributions) in fiscal 2017 was $71,304. The CEO’s total annual compensation (including medical benefits and employer retirement contributions) in fiscal 2017 was $7,226,785. Therefore, the ratio of CEO pay to median employee pay was 101:1.

Employment and Letter Agreements and Post Termination and Change in Control Arrangements

Employment Agreement with the Chief Executive Officer

The Company and Mr. Bergman entered into an amended and restated employment agreement which became effective as of December 31, 2016. The employment agreement, as amended and restated, is substantially similar to Mr. Bergman’s prior employment agreement which was scheduled to expire on December 31, 2016, and includes the following revisions: (i) extending the term until December 31, 2019; (ii) clarifying certain provisions relating to relocation under the definition of “good reason” and the offset of health benefits where coverage from a subsequent employer is available; (iii) applying the restrictive covenants to the Company’s affiliates (in addition to the Company) and restricting certain other activities; (iv) adding an acknowledgement that any incentive compensation paid will be subject to the Company’s clawback policy, except that in the event of a change in control, only a clawback policy mandated by law or that recoups compensation due to certain types of misconduct will apply; and (v) providing for restricted stock unit awards described in greater detail below to entice Mr. Bergman to accept the terms of the amended and restated employment agreement.

The employment agreement provides for Mr. Bergman’s continued employment as our Chairman of the Board of Directors and Chief Executive Officer until December 31, 2019, with successive one-year extensions, provided we give at least six months’ notice of extension to Mr. Bergman, subject to his refusal within 90 days after notice of extension. The employment agreement, consistent with the prior employment agreement, sets Mr. Bergman’s annual base salary at the annual rate of $1,180,000, subject to increase from time to time. Mr. Bergman’s current base salary is $1,392,000. In addition, his employment agreement provides that the Compensation Committee will establish a target annual incentive compensation opportunity for Mr. Bergman which will be a percentage of base salary determined based on the achievement of performance goals. (See “Compensation Structure—Pay Elements—Details—Long-Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.) It also provides that Mr. Bergman will be entitled to participate in all benefit, welfare, perquisite, equity or similar plans, policies and programs generally available to our senior executive officers.

Pursuant to his employment agreement, if Mr. Bergman’s employment with us is terminated (i) by us without cause, (ii) by Mr. Bergman for good reason, (iii) as a result of his disability or (iv) as a result of a non-renewal of the employment term by us, Mr. Bergman will receive all amounts then owed to him as salary and incentive compensation, a pro rata portion of the incentive compensation payable for the year of termination (based on actual achievement of performance goals), accrued and unpaid vacation pay, and all amounts or benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In the event of Mr. Bergman’s death, these amounts will be paid to Mr. Bergman’s heirs or estate. In addition, in the event Mr. Bergman’s employment is terminated for the reasons above, other than due to death, Mr. Bergman will receive, as severance pay, a lump sum equal to 200% of his then annual base salary plus 200% of his average annual incentive compensation paid or payable with respect to the immediately preceding three fiscal years, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions until the end of the year of the termination, less his vested account balance or accrued benefits under each retirement plan.

If Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination and, due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. In addition, if Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile for a period of two years following his termination.

If Mr. Bergman resigns within two years following a change in control of the Company for good reason or if Mr. Bergman’s employment is terminated without cause within two years following a change in control or during a specified period in advance of a change in control, Mr. Bergman will receive, as severance pay, in lieu of the foregoing, a pro rata portion of the annual incentive compensation payable for the year of termination (based on actual achievement of performance goals), 300% of his then annual base salary plus 300% of Mr. Bergman’s incentive compensation paid or payable with respect to whichever of the immediately preceding two fiscal years of the Company ending prior to the date of termination was higher, and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each retirement plan maintained by us if we had continued contributions thereunder until the end of the year of the termination, less Mr. Bergman’s vested account balance or accrued benefits under each retirement plan upon a change in control, and all unvested outstanding options and shares of restricted stock shall become fully vested, except that in the case of a termination during a specified period in advance of a change in control, Mr. Bergman will receive a cash payment equal to the difference between the consideration paid in the change in control and the strike price of Mr. Bergman’s forfeited options as of the date of termination as provided in his employment agreement.

In the event Mr. Bergman’s employment is terminated for any reason other than for cause or due to his death following a change in control, Mr. Bergman shall also be entitled to an office comparable to that used by him prior to termination and related office support, including the services of one executive assistant until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of office support benefits for the period from the last day of the second calendar year following his termination until the fourth anniversary of his termination. In addition, in the event Mr. Bergman’s employment is terminated by us without cause, Mr. Bergman resigns for good reason or his employment term is not renewed following a change in control, Mr. Bergman shall be entitled to use of the Company’s car service and, at Mr. Bergman’s option, use of an automobile until the last day of the second calendar year following his termination, and due to the deferred compensation rules under Section 409A of the Code, Mr. Bergman will receive a cash payment in lieu of the transportation benefit for the period from the last day of the second calendar year following his termination until the third anniversary of his termination. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to Mr. Bergman after imposition of the excise tax would be greater (in which case no reduction will occur).

Unless his employment agreement is terminated for cause, we will continue the participation of Mr. Bergman and his spouse in the health and medical plans, policies and programs in effect with respect to our senior executive officers and their families after the termination or expiration of his employment agreement, with coverage for Mr. Bergman and his spouse continuing until their respective deaths which may be reduced by any health and medical benefits that Mr. Bergman and his spouse become eligible to receive under any health and medical benefit plans of any subsequent employer. Such health and medical coverage may be provided pursuant to a fully-insured replacement policy or annual cash payments to obtain a replacement policy.

Mr. Bergman is subject to restrictive covenants, including non-solicitation, non-diversion and non-compete provisions, while he is employed by us and for specified periods of time thereafter. Pursuant to such provisions in his employment agreement, Mr. Bergman shall not, directly or indirectly, engage in any activity competitive with the Company’s business or recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its affiliates to terminate their employment with the Company or any of its affiliates, or divert (or attempt to divert) any person or entity from doing business with the Company or any of its Affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, during Mr. Bergman’s employment term and (i) for one year thereafter if his employment is terminated (a) by us without cause, (b) by Mr. Bergman for good reason or (c) as a result of his disability, or (ii) until the later of (a) the second anniversary of the expiration of his employment term and (b) his termination date if such termination is by us for cause or due to Mr. Bergman terminating his employment by giving 180 days’ notice. We may, at our option, extend the initial one-year term of the non-compete described by clause (i) above for an additional year if we provide Mr. Bergman notice of such extension no later than 180 days prior to expiration of the term and we pay Mr. Bergman his annual base salary in effect on his date of termination. Mr. Bergman is also subject to confidentiality provisions.

In order to entice Mr. Bergman to accept the terms of the amended and restated employment agreement (which included a three-year renewal of his employment term), the Compensation Committee offered Mr. Bergman a grant (referred to herein as the May 2016 Grant) of two restricted stock unit awards under the 2013 Stock Incentive Plan, with an aggregate grant date fair value of $5,000,000 split equally between the two awards, (29,323 total shares), and which became effective on May 25, 2016 (the “2016 RSUs”), with one grant awarded in the form of a performance-based restricted stock unit award (“Performance-Based RSU Award”) and the other grant awarded in the form of a time-based restricted stock unit award (“Time-Based RSU Award”). Except with respect to pro rata vesting or full acceleration of the vesting of the 2016 RSUs as described below, the Performance-Based RSU Award will become vested on December 31, 2019, subject to the attainment of performance goals that were set by the Compensation Committee in writing on February 23, 2017 and Mr. Bergman’s continued service through such date, and the Time-Based RSU Award will become vested on December 31, 2019, subject to Mr. Bergman’s continued service through such date. In the event of Mr. Bergman’s retirement, his resignation for good reason or termination by us without cause prior to December 31, 2019, a pro rata portion of the 2016 RSUs will vest as of Mr. Bergman’s termination of employment, subject to the achievement of the performance target with respect to the Performance-Based RSU Award, with the remaining 2016 RSUs subject to the original vesting criteria and, in the case of Mr. Bergman’s retirement, compliance with the restrictive covenants included in his employment agreement through December 31, 2019. In the event of Mr. Bergman’s death or disability, or in the event Mr. Bergman’s employment is terminated for any reason (other than by the Company for cause) within two years of a change in control of the Company, the 2016 RSUs will become fully vested, and, in the case of the Performance-Based RSU Award, without regard to the achievement of the performance target. Once vested, the 2016 RSUs will generally be settled within 30 days of the specified event except that upon certain terminations, the pro rata vested portion of 2016 RSUs will be settled on the six-month anniversary of termination of employment, with any remaining 2016 RSUs that vest on December 31, 2019 generally being settled within 30 days of December 31, 2019 or, if earlier, following a change in control.

Letter Agreement with the Executive Vice President of the Company and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group

The Company and Ms. Prange entered into a letter agreement which became effective on her start date of May 17, 2016. The letter agreement sets Ms. Prange’s annual base salary at $650,000, subject to review from time to time, and provides that she is eligible for an annual target bonus of up to $720,000, subject to her continued employment through the payment date. The target bonus for fiscal 2016 was paid in March 2017 and was guaranteed to be at least $720,000. After fiscal 2016, her goals, objectives and bonus targets will be developed by the Company on an annual, ongoing basis and will be subject to the terms and conditions of the applicable bonus plan or program, provided that the target will be no less than the 2016 target bonus, unless reduced pursuant to a plan generally applicable to senior management employees. (See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion of non-equity incentive plan compensation.) She was also eligible to participate in the Company’s LTIP under the 2013 Stock Incentive Plan beginning in 2016 with the first annual LTIP grant having a grant date value of $1,000,000. Such grant was made on June 10, 2016. Future eligibility to participate in the LTIP is subject to the sole discretion of the Compensation Committee. She is also entitled to participate in the Company’s 401(k) plan and other benefit plans and programs, subject to the terms and conditions of the applicable plans and programs.

In connection with the hiring of Ms. Prange, the Company agreed to provide her with a sign-on bonus and sign-on LTIP grant. The letter agreement provides for a sign-on bonus divided into the following three installment payments, each subject to her continued employment up to the applicable date of each installment payment: (i) $400,000, payable on her start date; (ii) $800,000, payable on the first anniversary of her start date; and (iii) $500,000, payable on the second anniversary of her start date. If she leaves for any reason within 12 months of any applicable installment payment dates for any reason other than her termination for “good reason” or the Company’s termination of her employment without “cause”, she is obligated to reimburse the Company within 12 months of her termination for any and all installment payments made within the preceding 12 month period. The letter agreement also provided for the grant of a sign-on LTIP with a grant date value of $1,300,000 in the form of restricted stock; 65% vests based on the achievement of performance goals determined by the Compensation Committee and a three year cliff vesting schedule, subject to her continued active employment until the end of the three year period and 35% vests based on a four year cliff vesting schedule, subject to her continued active employment until the end of the four year period. Such grant was made on June 10, 2016.

Although Ms. Prange is employed by the Company on an “at-will” basis, if she is terminated by the Company without cause or she terminates with the Company for good reason, the letter agreement provides that, subject to her timely execution and non-revocation of the Company’s customary release, she is entitled to receive as severance: (i) continued base salary for 12 months (except in the case of a good reason event that may only be triggered on or after the third anniversary of her start date, in which case the period is 18 months); (ii) subject to her timely election under COBRA, continued health coverage with a waiver of applicable COBRA premiums for the applicable severance period; (iii) a pro rata portion of any annual bonus at target level she would have earned from her termination date though the end of the severance period; (iv) full vesting of the sign-on LTIP grant; and (v) payment of any unpaid amounts of the sign-on bonus. If Ms. Prange is terminated due to “disability,” she is entitled to receive any unpaid, but earned annual bonus and sign-on bonus with respect to any such bonus relating to the year preceding the year in which she terminates due to disability and the pro rata portion of any such bonus for the year in which she terminates due to disability, provided, however, that she was employed for at least 25% of such year. Simultaneous with her hire date, Ms. Prange entered into a change in control agreement that provides severance and other entitlements in certain instances in connection with a change in control of the Company. (See “Employment and Letter Agreements and Post Termination and Change in Control Arrangements—Named Executive Officers Other than the Chief Executive Officer.”) In such case, the severance provided under the letter agreement ceases or severance provided under the change in control agreement is reduced by severance amounts paid under the letter agreement.

The letter agreement also provides that Ms. Prange agrees and acknowledges that her cash and non-cash incentive compensation (other than her 2016 target bonus, sign-on bonus and sign-on LTIP), unless otherwise required by law, will be subject to the terms and conditions of the Company’s incentive compensation recoupment (clawback) policy. In connection with the entering into of the letter agreement, Ms. Prange also agreed to the terms and conditions of a confidentiality and non-solicitation/non-compete agreement which, includes, among other things, confidentiality, non-solicitation, non-diversion and non-compete provisions while she is employed by us and for specified periods of time thereafter (generally, 12 or 18 months following termination).

Named Executive Officers Other than the Chief Executive Officer

We have entered into change in control agreements with the Named Executive Officers, other than Mr. Bergman that provide that if the executive’s employment is terminated by us without cause or by the executive for good reason within two years following a change in control of the Company, we will pay and provide the executive with (i) the executive’s base salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP for the year prior to the change in control) through the termination date, (ii) severance pay equal to 300% of the sum of the executive’s base salary (as defined in (i)) and target bonus, (iii) a pro rata annual incentive compensation based on actual achievement for the year in which termination occurs, (iv) immediate vesting of all outstanding options, restricted or deferred stock/unit awards and non-qualified retirement benefits, (v) elimination of all restrictions on any restricted or deferred stock/unit awards, (vi) settlement of all deferred compensation arrangements in accordance with the applicable plan and (vii) continued participation in all health and welfare plans for 24 months (provided that such coverage will terminate when the executive receives substantially equivalent coverage from a subsequent employer) at the same level of participation for each executive on the termination date, except that the health coverage may be provided pursuant to a fully-insured replacement policy or two annual cash payments to obtain a replacement policy. Notwithstanding the foregoing, if an executive’s employment is terminated by us without cause or by the executive for good reason, in either case, (i) within 90 days prior to a change in control or (ii) after the first public announcement of the pendency of the change in control, the executive will be entitled to the benefits described above. In the event any payments to the executive become subject to the excise tax imposed by Section 4999 of the Code, we will cut-back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due to the executive after imposition of the excise tax would be greater (in which case no reduction will occur).

Pursuant to the change in control agreements, the Named Executive Officers, other than Mr. Bergman (who is subject to restrictive covenants under his employment agreement as opposed to a change in control agreement), are also subject to restrictive covenants, such as confidentiality and non-disparagement provisions. Additionally, during each Named Executive Officer’s employment and for a period of 24 months thereafter, each Named Executive Officer agreed that he or she will not, without the Company’s prior written consent, solicit our employees for employment.

Tax Gross-Up Provisions

We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

Compensation Policies and Practices as they Relate to Risk Management

The Company conducted a risk assessment of its compensation policies and practices for all employees, including executive officers. The Compensation Committee reviewed the Company’s risk assessment process and results and determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Post Termination and Change in Control Calculations

The amounts set forth in the table below represent amounts that would have been paid to the Named Executive Officers pursuant to their employment/letter, change in control and equity award agreements if such Named Executive Officers’ employment was terminated on December 29, 2017 under the various scenarios set forth below or in connection with a change in control that occurred on such date.

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)

Company termination for cause	$0	$0	$0	$0	n/a	$0[4]

Resignation without good reason and not due to retirement	$0	$431,000	$0	$763,060	n/a	$1,194,060[5]

Company termination without cause, due to voluntary resignation for good reason or due to non-renewal of employment contract	$9,855,853	$431,000	$4,098,182	$859,628	n/a	$15,244,663[6]

Resignation due to retirement	$0	$431,000	$4,098,182	$763,060	n/a	$5,292,242[7]

Termination due to disability	$9,855,853	$431,000	$9,929,064	$763,060	n/a	$20,978,977[8]

Resignation for good reason or Company termination without cause within two years after the change in control or Company termination without cause within 90 days prior to a change in control or after the first public announcement of a pending change in control	$14,390,727	$431,000	$13,347,359	$1,222,095	n/a	$29,391,181[9]

Death of executive	$2,002,164	$202,000	$9,929,064	$0	n/a	$12,133,228[10]

All Named Executive Officers, Other than the CEO

Termination without cause, voluntary termination for good reason within two years following a change in control, within 90 days prior to a change in control or after the first public announcement of a pending change in control

James P. Breslawski Vice Chairman, President	$5,526,083	$37,269	$5,139,394	$0	n/a	$10,702,746[11]

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$5,084,877	$51,797	$3,028,879	$0	n/a	$8,165,553[11]

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$4,837,525	$51,797	$4,375,886	$0	n/a	$9,265,208[11]

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$4,812,327	$37,269	$4,375,886	$0	n/a	$9,225,482[11]

Name and Principal Position; Post Termination/Change in Control Scenario	Cash Payment	Continuation of Health/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Award[1]	Other Compensation	Excise Tax Gross-up2	Total Termination Benefits[3]

Death or Disability

James P. Breslawski Vice Chairman, President	$0	$0	$3,790,795[12]	$0	n/a	$3,790,795

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$0[13]	$0	$1,885,598[12]	$0	n/a	$1,885,598

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$3,423,674[12]	$0	n/a	$3,423,674

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$3,423,674[12]	$0	n/a	$3,423,674

Termination without cause or due to voluntary termination for good reason (not in change in control context)

Karen Prange Executive Vice President of Henry Schein and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$1,905,000	$26,132	$1,018,711	$0	n/a	$2,949,843[14]

1 Represents the value of restricted stock/units that would accelerate and vest, if any, on termination. In the case of time-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units that accelerate by the per share closing price of common stock on December 29, 2017. In the case of performance-based restricted stock/units, the value is calculated by multiplying the number of shares of restricted stock/units granted on the grant date (i.e., target award) by the per share closing price of common stock on December 29, 2017. No unvested options are held by the Named Executive Officers.

2 We do not provide any tax gross-ups to our executive officers (other than for relocation expenses).

3 Does not include the vested SERP amounts for the Named Executive Officers. Such vested amounts are paid following a termination of employment (subject to a six month delay in certain instances) or within 30 days following a change in control. Also does not include the amounts for the Named Executive Officers under the Company’s Deferred Compensation Plan, all of which are fully vested and consist solely of participant contributions. Such vested amounts become payable upon a termination of employment as a result of death or disability in a lump sum cash payment within sixty days after such employment termination. Such vested amounts also become payable in a lump sum cash payment within 60 days following a change in control. (See “Nonqualified Compensation for Fiscal 2017” tables for additional disclosure regarding these vested amounts.)

4 The Company will have no further obligation to Mr. Bergman, except payment of his vested SERP and Deferred Compensation Plan account balances.

5 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Under his employment agreement, Mr. Bergman may resign without good reason and still be entitled to these benefits so long as he resigns upon providing 180 days’ prior written notice to the Company.

6 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) a make-up pension payment, calculated as the value of the excess of (a) the fully vested value of benefits to Mr. Bergman under existing retirement plans (including the Company’s 401(k) and SERP plans), assuming additional credit for the period from the termination date through the immediately succeeding December 31 over (b) his vested accrued benefits as of the termination date (such excess, if any, the “Make-Up Pension Payment”), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his May 2016 Grant of performance-based restricted stock units as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2019 based on achievement of the performance goal. As of December 29, 2017, the value of the pro rata vesting is $2,049,021, and the present value of the full vesting after December 29, 2017 and until December 31, 2019 is $2,008,541, in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his May 2016 Grant of time-based restricted stock units as of his termination date, as well as deemed vesting of such award on December 31, 2019. As of December 29, 2017, the value of the pro rata vesting is $2,049,161, and the present value of full vesting after December 29, 2017 and until December 31, 2019 is $2,008,678.

7 Includes (i) health and welfare coverage for Mr. Bergman and his wife until death and (ii) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination). Mr. Bergman is also entitled to receive pro rata vesting of his May 2016 Grant of performance-based restricted stock units as of his termination date, as well as continued vesting of such award following his termination date through December 31, 2019 based on achievement of the performance goal. As of December 29, 2017, the value of the pro rata vesting is $2,049,021, and the present value of the full vesting after December 29, 2017 and until December 31, 2019 is $2,008,541, in each case assuming the performance target is achieved. In addition, Mr. Bergman is entitled to receive pro rata vesting of his May 2016 Grant of time-based restricted stock units as of his termination date, as well as deemed vesting of such award on December 31, 2019. As of December 29, 2017, the value of the pro rata vesting is $2,049,161, and the present value of full vesting after December 29, 2017 and until December 31, 2019 is $2,008,678, subject to his compliance with restrictive covenants in his employment agreement.

8 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2015, 2016 and 2017 from the date of grant through to the date of employment termination over 1,095 days, the May 2016 Grant of performance- based restricted stock units and the May 2016 Grant of time-based restricted stock units, full vesting of such awards as of employment termination date (with the May 2016 Grant of performance-based restricted stock units vesting at target), (iii) 200% current base annual salary, (iv) 200% average annual incentive compensation paid in the previous three years, (v) health and welfare coverage for Mr. Bergman and his wife until death and (vi) use of the Company’s car service, office space and administrative assistance provided to Mr. Bergman for two years (as well as a cash payment in lieu of office support services from the last day of the second calendar year following termination until the third anniversary of termination).

9 Includes (i) a pro rata portion of the annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) 300% current base annual salary, (iii) 300% of highest annual incentive compensation paid in the previous two years, (iv) vesting of any unvested outstanding options and shares of restricted stock/units, (v) health and welfare coverage for Mr. Bergman and his wife until death, (vi) use of the Company’s car service for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the third anniversary of termination), (vii) the Make-Up Pension Payment and (viii) office space and administrative assistance for two years (as well as a cash payment in lieu of such services from the last day of the second calendar year following termination until the fourth anniversary of termination). With respect to the acceleration and continuation of equity awards, this includes amounts payable on a resignation or a Company termination (other than for cause) within two years after a change in control. If any amounts owed to Mr. Bergman in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

10 Includes (i) annual incentive compensation payable for the year of termination based on achievement of performance goals, (ii) pro rata vesting of all restricted stock/units granted in 2015, 2016 and 2017 from the date of grant through to the date of employment termination over 1,095 days, and with respect to the May 2016 Grant of performance-based restricted stock units and the May 2016 Grant of time-based restricted stock units, full vesting of such award as of employment termination date (with the May 2016 Grant of performance-based restricted stock units vesting at target) and (iii) health and welfare coverage for Mr. Bergman’s wife until death.

11 Includes (i) annual incentive compensation payable for the year in which termination occurs based on achievement of performance goals, (ii) 300% current annual salary (defined to include salary plus the executive’s annual automobile allowance and the Company’s contribution to the 401(k) Plan and SERP plan for the full year preceding the change in control), (iii) 300% annual incentive compensation at target level in the year of termination, (iv) any unvested shares of restricted stock/units become fully vested (assuming performance-based restricted stock/units achievement at target level) and (v) health and welfare continuation of plans for 24 months following termination or until coverage with subsequent employer begins. If any amounts owed to Messrs. Breslawski, Paladino or Benjamin or Ms. Prange in connection with a change in control of the Company are subject to the excise tax imposed by Section 4999 of the Code, we will cut back such amounts to a safe harbor limit so that the excise tax is not triggered, unless the net after-tax value of the amounts due after imposition of the excise tax would be greater (in which case no reduction will occur).

12 In the event of any termination of employment due to death or disability, the Named Executive Officers (other than Mr. Bergman, whose termination arrangement is discussed above) are entitled to 100% acceleration of their respective time-based restricted stock/units and pro rata vesting of their respective performance-based restricted stock/units granted in 2015, 2016 and 2017 (as applicable) from the date of grant through to the date of employment termination over 1,095 days.

13 In the case of death, the cash payment to Ms. Prange’s beneficiaries would be $0. In the case of disability, Ms. Prange’s letter agreement provides that she is entitled to receive any unpaid, but earned annual bonus and sign-on bonus with respect to: (i) any such bonus relating to the year preceding the year in which she terminates due to disability; and (ii) the pro rata portion of any such bonus for the year in which she terminates due to disability (i.e., $738,379 annual bonus); provided, however, that she was employed for at least 25% of such year. The disability payment amount (i.e., $738,379) has been reduced by the sign-on bonus amount (i.e., $800,000) that Ms. Prange would have been required to repay the Company per the terms of her letter agreement described above and therefore the amount reported in the table above in the case of disability is $0.

14 Includes (i) continued base salary for 12 months following termination, (ii) a pro rata portion of any annual bonus at target level Ms. Prange would have earned during the severance period, (iii) payment of any unpaid amounts of the sign-on bonus (i.e., $500,000 otherwise payable on May 17, 2018), (iv) the value of continued health coverage for 12 months following termination and (v) the value of restricted stock of Ms. Prange’s sign-on LTIP that would accelerate and vest, if any, on termination (in the case of time-based restricted stock, the value is calculated by multiplying the number of shares of restricted stock that accelerate by the per share closing price of common stock on December 29, 2017 and in the case of performance-based restricted stock, the value is calculated by multiplying the number of shares of restricted stock granted on the grant date (i.e., target award) by the per share closing price of common stock on December 29, 2017).

Other Information Related to Summary Compensation Table

Stock Awards and Option Awards

See “Compensation Structure—Pay Elements—Details—Long—Term Equity-Based Awards” under the Compensation Discussion and Analysis for a discussion on stock awards and option awards.

Non-Equity Incentive Plan Compensation

See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on non-equity incentive plan compensation.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For employees of the Company, including Named Executive Officers, we do not maintain a qualified defined benefit plan.

We maintain a Supplemental Executive Retirement Plan for certain eligible participants who are not able to receive the full Company matching contribution under our 401(k) Plan due to certain Internal Revenue Service limits. The SERP provides for various vesting percentages based on service with the Company. Vesting will also occur upon a participant’s death, disability or attainment of age 65 or upon a change in control, in each case, while employed. Investment return on the contributions is generally equal to the earnings and losses that would occur if 40% of the contributions were invested in the Company stock fund under our 401(k) Plan and 60% were invested equally among the other investment alternatives available under our 401(k) Plan. Effective January 1, 2014, the SERP was amended to allow participants to direct the hypothetical investments of their deferral accounts subject to certain restrictions applicable to investments in the Company stock fund. A participant’s vested SERP benefit is paid following a termination of employment (subject to a six month delay in certain instances) or a change in control.

We also maintain a Deferred Compensation Plan pursuant to which our Named Executive Officers are eligible to participate. We do not make any contributions to the Deferred Compensation Plan and the amounts under the plan consist entirely of participant contributions and are fully vested. The amounts under the Deferred Compensation Plan may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company.

All Other Compensation

See “Compensation Structure—Pay Elements—Details–Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on all other compensation.

Grants of Plan-Based Awards for Fiscal 2017

Name and Principal Position			Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Type of Grant[1]	Grant Date	Thres- hold ($)	Target ($)	Maximum[2] ($)	Th- res- hold (#)	Target (#)	Maxi- mum[3] (#)	All Other Stock Awards[4] Number of Shares of Stock or Units (#)	All Other Option Awards[5] Number of Secur- ities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	162(m) PIP RS SO	n/a n/a 3/6/2017 n/a	$82,009 $0	$1,979,250 $282,750	$3,891,917 $325,163	0	40,958	61,437	0	0	n/a	$3,500,000 n/a

James P. Breslawski Vice Chairman, President	PIP RS SO	n/a 3/6/2017 n/a	$93,500	$850,000	$1,591,625	0	12,170	18,255	6,554	0	n/a	$1,600,000 n/a

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	PIP RS SO	n/a 3/6/2017 n/a	$85,100	$740,000	$1,359,767	0	11,410	17,115	6,144	0	n/a	$1,500,000 n/a

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)Development	PIP RS SO	n/a 3/6/2017 n/a	$51,800	$740,000	$1,294,999	0	11,410	17,115	6,144	0	n/a	$1,500,000 n/a

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	PIP RS SO	n/a 3/6/2017 n/a	$148,000	$740,000	$1,161,800	0	11,410	17,115	6,144	0	n/a	$1,500,000 n/a

1 “162(m)” means annual incentive compensation (i.e., bonus) paid under the Company’s Section 162(m) Cash Bonus Plan. “PIP” means annual incentive compensation (i.e., bonus) paid under the Company’s 2017 PIP. “RS” means performance-based restricted stock/unit awards made pursuant to the Company’s 2013 Stock Incentive Plan. “SO” means options. See “Compensation Structure—Pay Elements—Details—Annual Incentive Compensation” under the Compensation Discussion and Analysis for a discussion on the PIP and the Section 162(m) Cash Bonus Plan.

2 The maximum payout percentage under the PIP for the Named Executive Officers is 200% for the Company Financial/EPS Target, ranges from 135% to 200% for the Business Financial Goal (depending on the specific category of Business Financial Goal applicable to such Named Executive Officer) and is 115% for the Individual Performance Goals. The maximum payout percentage under the Section 162(m) Cash Bonus Plan is approximately 195%.

3 The maximum payout percentage for the 2017 LTIP awards of performance-based restricted stock is 150%.

4 Time-based restricted stock (four-year cliff) awarded in fiscal 2017 to Named Executive Officers (other than Mr. Bergman). Each of Mr. Bergman’s restricted stock unit grants are 100% performance-based (3 year-cliff vesting), except for his May 2016 Grant which was 50% performance-based and 50% time-based, with such awards to vest on December 31, 2019.

5 None of the Named Executive Officers were awarded options in fiscal 2017.

6 These amounts are valued based on the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. These amounts do not necessarily reflect the actual value that may be realized by the Named Executive Officer upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 30, 2017, as filed with the SEC on February 21, 2018.

Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

The PIP awards paid to the Named Executive Officers appear in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” The threshold, target and maximum amount of these PIP awards appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Estimated Future Payouts Under Equity Incentive Plan Awards, All Other Stock Awards and All Other Option Awards

Awards of performance-based and time-based restricted stock/units granted to the Named Executive Officers appear in the Summary Compensation Table in the columns captioned “Stock Awards.” We did not grant Named Executive Officers options in fiscal 2017.

The threshold, target and maximum amount of the performance-based restricted stock/units appear in the Grants of Plan-Based Awards Table in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards.”

Exercise or Base Price of Option Awards

We did not grant Named Executive Officers options in fiscal 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underly- ing Unexercis- ed Unearned Options[1] (#)	Option Exercise Price ($)	Option Expiration Date[2]	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[5] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	0	n/a	n/a	n/a	29,324	$2,049,161	149,687	$10,460,128

James P. Breslawski Vice Chairman, President	0	0	n/a	n/a	n/a	27,666	$1,933,300	37,887	$2,647,544

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	0	0	n/a	n/a	n/a	15,174	$1,060,359	24,457	$1,709,055

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	0	n/a	n/a	n/a	25,752	$1,799,550	35,520	$2,482,138

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	0	n/a	n/a	n/a	25,752	$1,799,550	35,520	$2,482,138

1 The Company does not issue performance-based options.

2 All options granted under the 2013 Stock Incentive Plan (formerly known as the 1994 Stock Incentive Plan) have a ten year term unless otherwise terminated earlier in accordance with the plan.

3 Beginning in March 2009, time-based restricted stock/units (four-year cliff vesting) were awarded to the Named Executive Officers, except Mr. Bergman. Mr. Bergman receives his awards of restricted stock/units as 100% performance-based awards (other than his May 2016 Grant in connection with the renewal of his employment agreement which was 50% performance-based with three-year cliff vesting and 50% time-based with three-year cliff based vesting).

4 Based on the closing market price of $69.88 of the Company’s common stock on December 29, 2017, the last trading day in fiscal 2017.

5 Represents number of shares of performance-based restricted stock (three-year cliff vesting) granted in 2015, 2016 and 2017 under the Company’s 2013 Stock Incentive Plan. As the threshold payout amount is zero, such number represents the number of shares based on the target payout at the end of fiscal 2017, but includes additional shares of performance-based restricted stock paid out under the 2015 LTIP when it subsequently vested on March 2, 2018, excludes shares of performance-based restricted stock which we estimate will be forfeited under the 2016 LTIP and includes additional shares of performance-based restricted stock which we estimate will be paid under the 2017 LTIP.

Option Exercises and Stock Vested for Fiscal 2017

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	0	$0	242,576	$20,925,705

James P. Breslawski Vice Chairman, President	0	$0	31,586	$2,734,650

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	0	$0	0	$0

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	0	$0	28,642	$2,479,807

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	0	$0	28,642	$2,479,807

1 For each Named Executive Officer (other than Mr. Bergman), such amount represents (i) performance-based restricted stock/units (three-year cliff vesting) granted on February 27, 2014 and (ii) time-based restricted stock/units (four-year cliff vesting) granted on March 1, 2013. For Mr. Bergman, such amount represents (i) performance-based restricted stock/units granted on November 15, 2011 in connection with the renewal of his employment agreement in 2011, which vested on the later of December 31, 2016 and the date the Compensation Committee certified the performance goals had been satisfied with respect to the five year vesting period (February 23, 2017) and (ii) performance-based restricted stock/units (three-year cliff vesting) granted on February 27, 2014.

2 The value realized from vesting of restricted stock/units is deemed to be the market value of the common stock on the date of vesting, multiplied by the number of shares of common stock underlying the restricted stock/units that vested. The closing market price on February 23, 2017 was $85.96, the closing market price on February 27, 2017 was $86.77 and the closing market price on March 1, 2017 was $86.00.

Nonqualified Deferred Compensation for Fiscal 2017

The following table provides information regarding our SERP. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our SERP.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$75,967	$136,036	$0	$3,148,406

James P. Breslawski Vice Chairman, President	$0	$30,914	$314,532	$0	$1,639,071

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$0	$0	$0	$0	$0

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$20,592	$65,827	$0	$1,131,011

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$20,592	$57,271	$0	$1,084,896

The following table provides information regarding our Deferred Compensation Plan. The Company does not make any contributions to the Deferred Compensation Plan. All amounts in such plan are fully vested and consist solely of participant contributions. Such vested amounts may become payable during employment upon designated fixed payment dates or following a termination of employment (subject to a six month delay in certain instances) or a change in control of the Company. (See “Compensation Structure—Pay Elements—Details—Benefits and Perquisites” under the Compensation Discussion and Analysis for a discussion on our Deferred Compensation Plan.)

Name and Principal Position	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Stanley M. Bergman Chairman and Chief Executive Officer (Principal Executive Officer)	$0	$0	$0	$0	$0

James P. Breslawski Vice Chairman, President	$71,518	$0	$67,846	$0	$447,524

Karen Prange Executive Vice President of Henry Schein, Inc. and Chief Executive Officer of Global Animal Health, Medical and Dental Surgical Group	$0	$0	$0	$0	$0

Steven Paladino Executive Vice President and Chief Financial Officer (Principal Financial Officer)	$0	$0	$0	$0	$0

Gerald A. Benjamin Executive Vice President and Chief Administrative Officer	$0	$0	$0	$0	$0

Director Compensation for Fiscal 2017

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation ($)	Total ($)

Barry J. Alperin	$120,000	$185,400	$0	$0	$0	$0	$305,400

Lawrence S. Bacow, Ph.D.	$82,000	$185,400	$0	$0	n/a	$0	$267,400

Paul Brons	$79,000	$185,400	$0	$0	n/a	$0	$264,400

Joseph L. Herring	$79,000	$185,400	$0	$0	n/a	$0	$264,400

Donald J. Kabat	$117,000	$185,400	$0	$0	$0	$0	$302,400

Kurt P. Kuehn	$85,000	$185,400	$0	$0	n/a	$0	$270,400

Philip A. Laskawy	$126,000	$185,400	$0	$0	$0	$0	$311,400

Carol Raphael	$79,000	$185,400	$0	$0	n/a	$0	$264,400

E. Dianne Rekow, DDS, Ph.D.	$94,000	$185,400	$0	$0	$0	$0	$279,400

Bradley T. Sheares, Ph.D.	$94,000	$185,400	$0	$0	n/a	$0	$279,400

1 These cash fee amounts have not been reduced to reflect a director’s election to defer receipt of cash fees pursuant to the Non-Employee Director Deferred Compensation Plan; these deferrals are indicated in footnote 5 below.

2 Includes restricted stock unit awards valued based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. The amounts shown in the table above do not necessarily reflect the actual value that may be realized by the non-employee director upon vesting. Information regarding assumptions made in valuing the stock awards can be found in Note 16 of the “Notes to Financial Statements” included in Item 8 of our Annual Report on Form 10-K for the year ended December 30, 2017, as filed with the SEC on February 21, 2018. With respect to the aggregate number of stock awards (including restricted stock units) outstanding at fiscal 2017 year end, each non-employee director had 2,168 restricted stock units outstanding. With respect to the aggregate number of restricted stock units that vested but, per the director’s election, the payment date has been deferred, Mr. Alperin had 7,962 restricted stock units, Dr. Bacow had 4,840 restricted stock units, Mr. Brons had 2,634 restricted stock units, Mr. Kuehn had 2,078 restricted stock units, Mr. Laskawy had 25,576 restricted stock units, Dr. Rekow had 5,346 restricted stock units and Dr. Sheares had 29,158 restricted stock units, as of December 30, 2017. Ms. Raphael and Messrs. Herring and Kabat did not elect to defer the payment date of any restricted stock units. The amounts in this column have not been reduced to reflect a director’s election to defer receipt of shares of common stock underlying the restricted stock units.

3 The aggregate number of option awards outstanding at the end of fiscal 2017 for each non-employee director is set forth in the following table:

	Aggregate Number of Option Awards Outstanding at Fiscal 2017 Year End (#)
Name	Unexercisable	Exercisable
Barry J. Alperin	0	0
Lawrence S. Bacow, Ph.D.	0	0
Paul Brons	0	0
Joseph L. Herring	0	0
Donald J. Kabat	0	15,796
Kurt P. Kuehn	0	0
Philip A. Laskawy	0	0
Carol Raphael	0	0
E. Dianne Rekow, DDS, Ph.D.	0	0
Bradley T. Sheares, Ph.D.	0	0

4 The Company does not grant performance-based annual incentive compensation (i.e., bonus) to non-employee directors.

5 Mr. Alperin and Dr. Rekow each participated in the Non-Employee Director Deferred Compensation Plan in 2017 and elected to defer the following amounts during fiscal 2017: $46,000 and $94,000, respectively. Messrs. Kabat and Laskawy have participated in the Non-Employee Director Deferred Compensation Plan in prior years but did not elect to defer any amounts into such plan in 2017.

Annual Limit on Director Compensation

In February 2017, the Compensation Committee approved an annual limit on director compensation that provides that any equity-based awards granted to any non-employee director under the 2015 Non-Employee Director Stock Incentive Plan in respect of any fiscal year plus any cash-based compensation granted to any non-employee director in respect of any such fiscal year, in each case solely with respect to his or her service to the Board of Directors, may not exceed $650,000 based on the aggregate fair market value (determined as of the date of grant) of any equity-awards plus the aggregate value (determined as of the date of grant) of any cash-based compensation.

Fees Earned or Paid in Cash

Directors who are employees of the Company receive no compensation for service as directors. Directors who are not officers or employees of the Company receive such compensation for their services as the Board of Directors may determine from time to time. In April 2017, following a benchmarking analysis and recommendations from the Compensation Committee, the Board of Directors approved changes to non-employee directors’ fees, effective January 1, 2017. The analysis took into account, among other things, best practices and the time-commitment of the Company’s non-employee directors. The Board increased non-employee directors’ annual retainers from $60,000 to $76,000 but removed the $2,000 per meeting fee. Non-employee directors will continue to receive $1,500 for each committee meeting attended. The retainer for service as a Committee Chairperson remained unchanged at $15,000 for the Chairperson of the Strategic Advisory Committee and Nominating and Governance Committee and $20,000 for the Chairperson of the Audit Committee, except the Compensation Committee Chairperson’s retainer was increased from $15,000 to $20,000. The Lead Director’s retainer remained unchanged at $20,000.

Stock Awards

On March 6, 2017, each of Messrs. Alperin, Brons, Herring, Kabat, Kuehn and Laskawy, Ms. Raphael and Drs. Bacow, Rekow and Sheares was granted 2,168 restricted stock units under the Company’s 2015 Non-Employee Director Stock Incentive Plan, with each award having a grant date fair value of $185,400 (unchanged from the grant date fair value of non-employee directors’ restricted stock unit awards since 2009). The restricted stock units granted to the non-employee directors in 2017 are subject to time-based vesting and cliff vest at the end of 12 months from the grant date, based on continued service through the applicable vesting date.

All such grants under the 2015 Non-Employee Stock Incentive Plan (i) were issued on the date they were approved by the Compensation Committee and (ii) provide for full accelerated vesting upon a change in control (as defined in the 2015 Non-Employee Stock Incentive Plan or as defined under Section 409A of the Code), provided that no termination of services has occurred prior to the change in control.

Beginning with the March 9, 2009 restricted stock unit award, non-employee directors became eligible to defer the date upon which all or a portion of their restricted stock units will be paid out to either (i) a specified payment date occurring on the third, fifth, seventh or tenth anniversary of the scheduled vesting date or (ii) the date of the termination of their services that occurs after the scheduled vesting date. If the deferral election is chosen, to the extent vested, payment will be made within the 30 day period following the earliest of the following to occur: (i) the elected deferred payment date; (ii) the participant’s death; (iii) the participant’s disability; (iv) the participant’s termination of services (other than as a result of death or disability); or (v) a change in control of the Company. Participants are also permitted to further defer the payment date of their restricted stock units in accordance with Section 409A of the Code for one or more additional periods of at least five years (but not more than ten years) beyond the previously elected deferred payment date.

The Compensation Committee assesses “competitive market” compensation when determining the amount of equity awards to grant non-employee directors. The Compensation Committee reviews non-employee director compensation, including equity awards, against the same peer companies that it uses when evaluating executive officer compensation. The Compensation Committee also reviews, for purposes of determining non-employee director equity awards, the companies with revenues between $8 billion and $15 billion that it reviews for evaluation of executive officer compensation. See “Compensation Structure—Pay Elements—Details—Pay Levels and Benchmarking” under Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation

We do not issue non-equity incentive plan compensation to non-employee directors.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings

For directors, we do not maintain a qualified defined benefit plan.

Since January 2004, non-employee directors have been eligible to defer all or a portion of certain “eligible director fees” under our Non-Employee Director Deferred Compensation Plan into a cash account or a phantom share account. An investment in the cash account is deemed to be invested in cash equivalents based on the Company’s long-term borrowing rate under the Company’s principal credit facility. An investment in the phantom share account is deemed to be invested in a unit measurement called a “phantom share.” A phantom share is the equivalent to one share of our common stock. The cash accounts are distributed in a lump sum cash payment and the phantom share accounts are distributed in our common stock. Shares of our common stock available for issuance under the Non-Employee Director Deferred Compensation Plan are funded from shares of our common stock that are available under our 2015 Non-Employee Director Stock Incentive Plan (formerly known as the 1996 Non-Employee Director Stock Incentive Plan), and such an award under the Non-Employee Director Deferred Compensation Plan constitutes an “Other Stock-Based Award” under the 2015 Non-Employee Director Stock Incentive Plan. Messrs. Alperin, Kabat and Laskawy and Dr. Rekow each participate in the Non-Employee Director Deferred Compensation Plan. Each such non-employee director has elected to defer his or her eligible director fees to the phantom share account. The amounts set forth in the Director Compensation Table above under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the above-market or preferential earnings of the phantom shares allocated to each such director’s account.

Stock Ownership Policy

The Company believes that, to align the interests of the directors of the Company with the interests of the stockholders of the Company, the non-employee directors of the Company should have a financial stake in the Company. In 2014, the Company adopted a stock ownership policy for non-employee directors which provides that each non-employee director should own equity in the Company equal to a minimum of 5,000 shares of Henry Schein, Inc. common stock. Non-employee directors should attempt to comply with the minimum shareholding requirement as soon as possible, but not later than May 1, 2019 (five years from the effective date of the stock ownership policy). Newly appointed non-employee directors will have five years from the date of their initial appointment to comply with the stock ownership policy.

Further, as a guideline, non-employee directors may only sell up to one-half of all vested value above the ownership requirement. “Vested value” is defined as the value of shares of any class of common stock, shares of vested restricted stock/units, unexercised vested options (held for at least three years from grant date), warrants or rights to acquire shares of common stock and securities that are convertible into shares of common stock. Also, a non-employee director’s equity in the Company may not be sold until the non-employee director satisfies the Company’s Stock Ownership Policy.

Upon request, the Nominating and Governance Committee may consider whether exceptions should be made for any non-employee director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Board of Directors.

All non-employee directors are in compliance with the Company’s Stock Ownership Policy.

The Company also prohibits hedging or other derivative transactions and pledging of Company stock by its non-employee directors.

Director Retirement Policy

On November 30, 2015, upon recommendation of the Nominating and Governance Committee, the Board of Directors adopted a director retirement policy. The Company believes that it has benefited greatly from contributions by directors who have had significant prior careers and experiences, and that the value of a director’s continuing contributions is a more important factor than a specific age in determining when a highly productive director should retire from the Board of Directors. The Company also recognizes that it is in its interest for directors to retire when that becomes appropriate, as well as the benefit to the Company from adding new directors with new perspectives. The policy provides that the Chairperson of the Nominating and Governance Committee should commence retirement discussions with a director within a few years of approaching his or her 80th birthday. In any event, a director is expected to retire at the end of his or her term during which he or she reaches the age of 80. Directors turning 80 in the year of adoption of the retirement policy were given one additional year to comply.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company maintains a formal, written conflict of interest policy that applies to all employees. Additionally, on an ongoing basis, the Audit Committee is required by its charter to review all “related party transactions” (those transactions that are required to be disclosed in this proxy statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2017 were Messrs. Alperin and Kabat and Drs. Bacow and Sheares.

During fiscal 2017:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee performing equivalent functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

PROPOSAL 2

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors, based on the recommendation of the Nominating and Governance Committee of the Board of Directors, approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), that would, among other things, increase the number of authorized shares of common stock from 240,000,000 to 480,000,000 and directed the submission of the amendment for approval at the Annual Meeting. The Board of Directors recommends that the stockholders vote “FOR” the proposal to approve the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock.

As of March 28, 2018, 154,305,763 shares were issued and outstanding, and the following amounts were issuable or available for future issuance under the Company’s benefit plans: 6,041,606 shares under the Company’s 2013 Stock Incentive Plan, as amended, and 258,036 shares under the Company’s 2015 Non-Employee Director Stock Incentive Plan (together, the “Plans”).

On August 16, 2017, the Company announced that the Board of Directors approved a two-for-one stock split of the common stock. Each Company stockholder of record at the close of business on September 1, 2017 received a distribution of one additional share for every share held. Trading began on a split-adjusted basis on September 15, 2017. After the stock split, the number of authorized shares available for future issuance was significantly reduced. Therefore, the Board of Directors considers the proposed increase in the number of authorized shares of common stock desirable because it would give the Board of Directors the flexibility to issue common stock, if it determined to do so, in connection with future stock dividends and splits, future acquisitions, financings, employee benefit plans and other appropriate corporate purposes without the delay and expense that could arise if there were insufficient authorized shares for a proposed issuance, thereby requiring stockholder approval before such issuance could proceed. The Company’s business strategy includes the acquisition of companies whose businesses and business strategies are complementary to the Company’s operations and strategies, and certain of the Company’s acquisitions to date have been made with stock rather than cash. Consequently, an adequate supply of authorized common stock, after taking into account other potentially desirable corporate actions such as stock dividends and splits, is important to the Company’s success and development. If stockholders do not approve the proposal to increase the number of authorized shares of common stock from 240,000,000 to 480,000,000, the Company may not be able to pursue the kinds of actions noted above when determined by the Board of Directors to be appropriate and in the best interest of the Company and its stockholders.

Except pursuant to the Plans, the Company has no present plans, agreements or understandings for the issuance of additional shares of common stock that are probable of occurrence as of the date of this proxy statement, but the Company reviews and evaluates potential acquisitions and other corporate actions on an on-going basis to determine if such actions would be in the best interest of the Company and its stockholders. Depending on the nature and size of any future issuance of common stock, further stockholder authorization may be required under Delaware law or the rules of Nasdaq or any stock exchange on which the common stock may then be listed.

If the proposal to amend the Certificate of Incorporation described in this Proposal 2 is approved by the requisite vote of the Company’s stockholders, we intend to file the amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, at which time it will be effective immediately. This Proposal 2 is submitted for stockholder approval separately from Proposal 3 and Proposal 4. If one or two of the three proposals are approved by the stockholders at the Annual Meeting, but the other proposal(s) are not, then the document submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by the proposal(s) that stockholders have approved. If all three proposals are approved by stockholders, then the Company intends to amend and restate the Certificate of Incorporation to reflect the amendments contemplated by all three proposals.

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE A PROVISION TO DESIGNATE THE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

The Board of Directors, based on the recommendation of the Nominating and Governance Committee of the Board of Directors, has approved an amendment to the Certificate of Incorporation to add a new Article Eleventh designating the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company. As more fully reflected on Appendix A (the text of which is subject to revision for such changes as may be required by the Secretary of State of the State of Delaware or other changes consistent with this Proposal 3 that we deem necessary or appropriate), this designation of the Court of Chancery of the State of Delaware would apply to (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or (4) any action asserting a claim governed by the internal affairs doctrine. The Board of Directors recommends that the stockholders vote “FOR” the proposal to approve the amendment to the Certificate of Incorporation to include a provision to designate the Court of Chancery of the State of Delaware as the exclusive forum for certain legal actions.

Plaintiffs seeking to bring claims against the Company for matters to which the proposed amendment relates could use the Company’s diverse operations to bring duplicative suits in multiple jurisdictions or to choose a forum state that may not apply Delaware law, our state of incorporation, to the Company’s internal affairs in the same manner as the Court of Chancery of the State of Delaware would do so. The proposed amendment is intended to avoid subjecting the Company to the expense and other costs of duplicative lawsuits in multiple jurisdictions. While an exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes within the scope described above, the Board of Directors believes that the ability to require such actions to be brought in a single forum that is expert in applying the law of the Company’s state of incorporation provides numerous efficiencies and benefits to the Company and its stockholders that outweigh those considerations.

Delaware offers a specialized Court of Chancery of the State of Delaware to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery of the State of Delaware has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the Company with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the Company’s defense of applicable claims more focused and economical, such as by avoiding duplicative discovery. For these reasons, the Board of Directors believes that providing for the Court of Chancery of the State of Delaware as the exclusive forum for the types of disputes described above is in the best interests of the Company and its stockholders.

If the proposal to amend the Certificate of Incorporation is approved by the requisite vote of the Company’s stockholders, we intend to file the amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, at which time it will be effective immediately. This Proposal 3 is submitted for stockholder approval separately from Proposal 2 and Proposal 4. If one or two of the three proposals are approved by the stockholders at the Annual Meeting, but the other proposal(s) are not, then the document submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by the proposal(s) that stockholders have approved. If all three proposals are approved by stockholders, then the Company intends to amend and restate the Certificate of Incorporation to reflect the amendments contemplated by all three proposals.

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE A PROVISION TO DESIGNATE THE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS.

PROPOSAL 4

AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Nominating and Governance Committee of the Board of Directors conducted a review of the Company’s Certificate of Incorporation and the Company’s Amended and Restated By-laws (the “By-laws”) to determine whether any provisions of either document should be amended in light of current law, new communications technologies or market practices. After careful consideration and review of the Certificate of Incorporation and By-laws, the Board of Directors, based on the recommendation of the Nominating and Governance Committee of the Board of Directors, has determined that it is advisable and in the best interests of the Company and its stockholders to amend and restate the Certificate of Incorporation to incorporate certain technical, administrative and updating changes as set forth in this proxy statement. We refer to the Certificate of Incorporation with the proposed amendments as the “Restated Charter.” The Board recommends that the stockholders vote “FOR” the proposal to approve the Restated Charter. The proposed amendments are summarized under “Proposed Changes to the Certificate of Incorporation” below.

The Board of Directors intends to adopt largely technical, administrative and updating amendments to the By-laws promptly following the approval of the Restated Charter by the Company’s stockholders and the filing thereof with the Secretary of State of the State of Delaware. However, the Company is not seeking stockholder approval of such amendments to the By-laws, and the Board of Directors may adopt all or any such amendments whether or not the Restated Charter is approved by the Company’s stockholders. The proposed changes to the By-laws are summarized under “Proposed Changes to the By-laws” below and are being provided for informational purposes only and to ensure that our stockholders are fully informed of all currently proposed or contemplated changes to the Company’s formative documents.

Proposed Changes to the Certificate of Incorporation

The Board of Directors, based on the recommendation of the Nominating and Governance Committee of the Board of Directors, adopted resolutions approving and declaring advisable, and recommending that the Company’s stockholders approve, the Restated Charter. The proposed changes to the Certificate of Incorporation are generally intended to combine into one document all prior amendments and to make largely technical, administrative and updating changes.

As more fully reflected on Appendix A (the text of which is subject to revision for such changes as may be required by the Secretary of State of the State of Delaware or other changes consistent with this Proposal 4 that we deem necessary or appropriate), below is a summary of the proposed changes to the Certificate of Incorporation:

•	Updating the address of the registered office of the Company;

•

Deleting the provision that precludes a merger from being a deemed liquidation within the meaning of the Certificate of Incorporation, which, as currently drafted, eliminates the ability to issue a class of preferred stock where a merger is a deemed liquidation. The Company has no current plans to issue any new classes of preferred stock, but this change may provide flexibility in the future;

•

Eliminating the provision that provides that after any preferred stock is paid its preferential amount in any dissolution or liquidation, the common stock would be entitled to all remaining assets. As currently drafted, this provision in the Certificate of Incorporation would preclude a series of preferred stock that participates beyond its preference. As noted above, the Company has no current plans to issue any new classes of preferred stock, but this change may provide flexibility in the future;

•

The current language in the Certificate of Incorporation provides that a majority of the “entire” Board of Directors vote to call a Board-initiated special meeting of stockholders (i.e., a majority of the full Board of Directors inclusive of vacancies). The By-laws have a similar provision but only require a majority of the Board of Directors (not the “entire” Board of Directors), thus a majority of a quorum is required. The proposed amendments would harmonize the provisions by adopting the less restrictive and more common approach reflected in the By-laws;

•	Providing that the default majority voting standard in certain cases refers to a majority “in voting power” rather than a majority of voting shares; and

•

The advance notice provision that is currently in the Certificate of Incorporation would be moved to the By-laws, without change, where it would typically be located. The Board of Directors does not have current plans to further amend the advance notice provision following its relocation to the By-laws. However, in the event the Board of Directors should decide to do so at a later date, it may do so without further stockholder approval.

If the proposal to approve the Restated Charter is approved by the requisite vote of the Company’s stockholders, we intend to file the Restated Charter with the Secretary of State of the State of Delaware promptly after the Annual Meeting, at which time it will be effective immediately. This Proposal 4 is submitted for stockholder approval separately from Proposal 2 and Proposal 3. If one or two of the three proposals are approved by the stockholders at the Annual Meeting, but the other proposal(s) are not, then the Restated Charter submitted for filing with the Secretary of State of the State of Delaware will only contain those amendments contemplated by the proposal(s) that stockholders have approved. If all three proposals are approved by stockholders, then the Restated Charter submitted for filing with the Secretary of State of the State of Delaware will contain the amendments contemplated by all three proposals.

Proposed Changes to the By-Laws

As noted above, the Board of Directors intends to adopt amendments to the By-laws promptly following the approval of the Restated Charter by the Company’s stockholders and the filing thereof with the Secretary of State of the State of Delaware. However, the Company is not seeking stockholder approval of the potential amendments to the By-laws, and the Board of Directors may adopt all or any such amendments whether or not the Restated Charter is approved by the Company’s stockholders.

The amendments to the By-laws under consideration are generally intended to clarify certain administrative matters, update provisions to reflect new communications technologies, and modify provisions in a manner consistent with market practice, or to more closely conform to Delaware law. The proposed amendments to the By-Laws include, but are not limited to: (i) providing that the minimum voting standard imposed by the Restated Charter, stock exchange or other rules will apply to the extent it differs from the default minimum voting standard in the By-laws; (ii) updating the By-laws to reflect that the Board of Directors has determined to opt into Section 141(c)(2) of the DGCL, which governs the appointment and administration of committees of the Board of Directors; (iii) adding customary mechanisms outlining the timeline and procedures for stockholders to exercise their right to call special meetings of stockholders pursuant to the Certificate of Incorporation; (iv) updating the By-laws to reflect current practice by expressly permitting electronic communications and notices and by providing additional detail on the mechanisms for setting record dates and actions by written consent; (v) adding customary procedural details regarding the conduct of stockholder meetings, (vi) deleting language that states that a “vacancy” on the Board of Directors is deemed to occur if a director nominee fails to receive enough votes to be elected and (vii) moving the advance notice provisions for stockholder meetings, without change, from the Certificate of Incorporation to the By-laws, where it is customarily located.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to approve this Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE RESTATED CHARTER.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This Proposal 5, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis beginning on page 15 of this proxy statement, the Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, the Company’s performance and for creating long-term value for stockholders. The primary objectives of the program are to:

•	align rewards with the achievement of performance goals that enhances stockholder value;

•	support the Company’s strong team orientation;

•	encourage high potential team players to build a career at the Company; and

•	provide rewards that are cost-efficient, competitive with other organizations and fair to employees and stockholders.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its compensation program is appropriate and has played an essential role in its continuing financial success by aligning the long-term interests of its named executive officers with the long-term interests of its stockholders.

For these reasons, the Board of Directors recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this Proposal 5 is not binding upon the Company. Notwithstanding the advisory nature of this vote, the Compensation Committee, which is responsible for designing and administering the Company’s executive officer compensation program, values the opinions expressed by stockholders in their vote on this Proposal 5, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter is required to approve this Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 6

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO USA as our independent registered public accounting firm for the fiscal year ending December 29, 2018, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO USA, another independent registered public accounting firm will be selected by the Board of Directors. Representatives of BDO USA will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders in attendance.

Independent Registered Public Accounting Firm Fees and Pre-Approval Policies and Procedures

The following table summarizes fees billed to us for fiscal 2017 and for fiscal 2016:

	Fiscal 2017	Fiscal 2016
Audit Fees — Annual Audit and Quarterly Reviews	$6,877,500	$6,655,500
Audit Related Fees	$78,000	$78,000
Tax Fees: —
Tax Advisory Services	$532,000	$185,200
Tax Compliance, Planning and Preparation	$197,000	$201,000
All Other Fees	—	—
Total Fees	$7,684,500	$7,119,700

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to BDO USA for the audit of our annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs, for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects and for services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements. “Audit related fees” are fees for assurance and related services, including services in connection with employee benefit plan audits, and consultation on acquisitions. “Tax fees” are fees for tax advisory services, including tax planning and strategy, tax audits and acquisition consulting, tax compliance, tax planning and tax preparation. There were no “all other fees” in fiscal 2017 or fiscal 2016.

The Audit Committee has determined that the provision of all non-audit services by BDO USA is compatible with maintaining such accountant’s independence.

All fees paid by us to BDO USA were approved by the Audit Committee in advance of the services being performed by such independent accountants.

Pursuant to the rules and regulations of the SEC, before our independent registered accounting firm is engaged to render audit or non-audit services, the engagement must be approved by the Audit Committee or entered into pursuant to the Audit Committee’s pre-approval policies and procedures. The policy granting pre-approval to certain specific audit and audit related services and specifying the procedures for pre-approving other services is set forth in the Amended and Restated Charter of the Audit Committee, available on our Internet website at www.henryschein.com, under the “Our Company—Corporate Governance” caption.

The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this matter at the Annual Meeting is required to ratify the selection of BDO USA as our independent registered public accounting firm for the fiscal year ending December 29, 2018.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED SELECTION OF BDO USA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 29, 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, including the Company’s internal control over financial reporting, the quality of its financial reporting and the independence and performance of the Company’s independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company about accounting, internal control over financial reporting or auditing matters and confidential and anonymous submission by employees of the Company of concerns about questionable accounting or auditing matters. On an ongoing basis, the Audit Committee reviews all related party transactions (as defined by applicable regulations), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee.

The Audit Committee is composed of four “independent directors” as that term is defined by the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Each of the members of the Audit Committee are “audit committee financial experts,” as defined under the rules of the Securities and Exchange Commission (“SEC”) and, as such, each satisfy the requirements of Nasdaq’s Rule 5605(c)(2)(A). The Audit Committee operates under a written charter adopted by the Board of Directors, which is in accordance with the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq listing standards relating to corporate governance and audit committees. The Audit Committee reviews and reassesses its charter on a periodic and as required basis.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s annual 10-K filing with the SEC.

BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States and discusses with management any issues that they believe should be raised with management. BDO USA also audits, and expresses an opinion on the design and operating effectiveness of the Company’s internal control over financial reporting.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by BDO USA. During fiscal 2017, audit and audit related fees consisted of annual financial statement and internal control audit services, accounting consultations, employee benefit plan audits and other quarterly review services. Non-audit related services approved by the Audit Committee consisted of tax compliance, tax advice and tax planning services.

The Audit Committee meets with management regularly to consider, among other things, the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the appropriate Company financial personnel and internal auditors. In addition, the Audit Committee has discussions with management concerning the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act to accompany the Company’s periodic filings with the SEC.

On an as needed basis and following each quarterly Audit Committee meeting, the Audit Committee meets privately with both BDO USA and the Company’s internal auditors, each of whom has unrestricted access to the Audit Committee. BDO USA’s ultimate accountability is to the Board of Directors of the Company and the Audit Committee, as representatives of the Company’s stockholders. The Audit Committee is also responsible for BDO USA’s appointment, and approves in advance its engagements to perform audit and any non-audit services and the fee for such services.

The Audit Committee annually reviews its independent registered public accounting firm’s performance and independence from management. In addition, when appropriate, the Audit Committee discusses with the independent registered public accounting firm plans for audit partner rotation as required by the Sarbanes-Oxley Act.

Review of the Company’s Audited Financial Statements for Fiscal 2017

The Audit Committee reviewed the Company’s audited financial statements for fiscal 2017, as well as the process and results of the Company’s assessment of internal control over financial reporting. The Audit Committee has also met with management, the internal auditors and BDO USA to discuss the financial statements and internal control over financial reporting. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States, that internal control over financial reporting was effective and that no material weaknesses in those controls existed as of the fiscal year-end reporting date, December 30, 2017.

The Audit Committee has received from BDO USA the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with BDO USA their independence from the Company and its management. The Audit Committee also received reports from BDO USA regarding all critical accounting policies and practices used by the Company, generally accepted accounting principles that have been discussed with management, and other material written communications between BDO USA and management. There were no differences of opinion reported between BDO USA and the Company regarding critical accounting policies and practices used by the Company. In addition, the Audit Committee has also received from, and discussed with, BDO USA the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). Finally, the Audit Committee has received from, and reviewed with, BDO USA all communications and information concerning its audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 2201.

Based on these reviews, activities and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2017.

THE AUDIT COMMITTEE

    Donald J. Kabat, Chairperson

    Barry J. Alperin

    Kurt P. Kuehn

    Philip A. Laskawy

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Compensation Committee Report, the information in the Report of the Audit Committee of the Board of Directors contained under the heading “Review of the Company’s Audited Financial Statements for Fiscal 2017,” references to the Audit Committee Charter and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

VOTING OF PROXIES AND OTHER MATTERS

The Board of Directors recommends an affirmative vote be cast “FOR” all nominees for election to the Board of Directors listed in Proposal 1 on the proxy card, a vote “FOR” Proposals 2, 3, 4 and 5.

The Board of Directors knows of no other matter that may be brought before the meeting that requires submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection beginning May 21, 2018 at our headquarters located at 135 Duryea Road, Melville, New York 11747.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 30, 2017 has been filed with the SEC and is available free of charge through our Internet website, www.henryschein.com. Stockholders may also obtain a copy of the Form 10-K upon written request to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: Investor Relations, via email at investor@henryschein.com or facsimile at (631) 843-5541. In response to such request, the Company will furnish without charge the Form 10-K including financial statements, financial schedules and a list of exhibits.

STOCKHOLDER PROPOSALS

Eligible stockholders wishing to have a proposal for action by the stockholders at the 2019 Annual Meeting included in our proxy statement must submit such proposal at the principal offices of the Company not later than December [11], 2018. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

Under our Amended and Restated Certificate of Incorporation, as amended, a stockholder who intends to bring a proposal before the 2019 Annual Meeting without submitting such proposal for inclusion in our proxy statement cannot do so unless notice and a full description of such proposal (including all information that would be required in connection with such proposal under the SEC’s proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of common stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the 2019 Annual Meeting is delivered in person or mailed to, and received by, the Company by the later of April [1], 2019 and the date that is 75 days prior to the date of the 2019 Annual Meeting.

Under the SEC’s proxy rules, proxies solicited by the Board of Directors for the 2019 Annual Meeting may be voted at the discretion of the persons named in such proxies (or their substitutes) with respect to any stockholder proposal not included in our proxy statement if we do not receive notice of such proposal on or before the deadline set forth in the preceding paragraph.

Appendix A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HENRY SCHEIN, INC.

It is hereby certified that:

1.     The present name of the corporation (the “Corporation”) is Henry Schein, Inc. The name under which the Corporation was originally incorporated was Henry Schein USA, Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was December 23, 1992.

2.     The ~~amendments~~amendment and the restatement of the certificate of incorporation herein certified have been duly adopted by the board of directors and the stockholders in accordance with the provisions of Sections ~~228,~~ 242 and 245 of the General Corporation Law of the State of Delaware.

3.     The certificate of incorporation of the Corporation, as amended and restated herein, shall from and after the time of the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, read in its entirety as follows:

FIRST: The name of the corporation is HENRY SCHEIN, INC. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is ~~to be~~ located at ~~32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, State of~~251 Little Falls Drive, Wilmington, New Castle County, Delaware~~.~~ 19808. The name of its registered agent at that address is ~~The Prentice-Hall~~ Corporation ~~System, Inc~~Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is ~~two~~four hundred ~~forty-~~and eighty one million (~~241,000,000~~481,000,000) shares, consisting of ~~two~~four hundred ~~forty~~and eighty million (~~240,000,000~~480,000,000) shares of common stock having a par value of one cent ($0.01) per share (“Common Stock”) and one million (1,000,000) shares of preferred stock having a par value of one cent ($0.01) per share (“Preferred Stock”).

~~Upon this Restated Certificate of Incorporation becoming effective under the General Corporation Law of the State of Delaware, (i) each of the shares of Common Stock outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation shall be automatically split into ninety-nine (99) shares of Common Stock, with the result that the 133,597.5901 shares of Common Stock outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation shall be split into a total of 13,226,161.42 shares of Common Stock and (ii) each of the shares of ESOP Common Stock outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation shall be automatically reclassified as and split into~~

~~ninety-nine (99) shares of Common Stock, with the result that the 1,295.53 shares of ESOP Common Stock outstanding immediately prior to the effectiveness of this Restated Certificate of Incorporation shall be reclassified as and split into a total of 128,257.47 shares of Common Stock.~~

A.     Preferred Stock:

1.     The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations and such powers, preferences and rights, and such qualifications, limitations or restrictions (which may differ with respect to each series) as the Board of Directors may fix by resolution. The consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater or lesser proportion as shall be therein fixed) in voting power of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

2.     Subject to the provisions of Subparagraph 1 of this Paragraph A, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine for such consideration as shall be ~~fixed~~determined by the Board of Directors in accordance with applicable law.

3.     No dividend shall be declared and set apart for payment on any series of Preferred Stock in respect of any dividend period unless there shall likewise be or have been paid, or declared and set apart for payment, on all shares of Preferred Stock of each other series entitled to cumulative dividends at the time outstanding which rank senior to or equally as to dividends with the series in question, dividends ratably in accordance with the sums which would be payable on the said shares through the end of the last preceding dividend period if all dividends were declared and paid in full.

4.     If, upon the dissolution, liquidation or winding up of the Corporation, the assets of the Corporation distributable among the holders of any one or more series of Preferred Stock which (A) are entitled to a preference over the holders of the Common Stock upon such dissolution, liquidation or winding up, and (B) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

~~5.     Neither the merger or consolidation of the Corporation with or into another corporation nor any sale, lease, conveyance or other disposition of all or substantially all of the property, business or assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article FOURTH.~~

5.     ~~6.~~ In the event that the Preferred Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation may, at such time or times as fixed by a resolution or resolutions of the Board of Directors as provided in Subparagraph 1 of this Paragraph A of this Article FOURTH, redeem all, or any number less than all, of the outstanding shares of such series at the redemption price thereof and on the other terms fixed by a resolution or resolutions of the Board of Directors as provided in said Subparagraph 1.

6.      ~~7.~~ Subject to any applicable provisions of the General Corporation Law of the State of Delaware, shares of Preferred Stock that have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares that are held as treasury shares but including shares redeemed and shares purchased and retired, whether through the operation of a retirement or sinking fund, or otherwise) may have the status of authorized and unissued shares of Preferred Stock, and may be reissued as a part of the series of which they were originally a part or be ~~reclassified~~retired and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors as provided in Subparagraph 1 of this Paragraph A of this Article FOURTH providing for the issuance of any series of Preferred Stock.

B.     Common Stock:

1.     After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion from any assets legally available for the payment of dividends.

2.     ~~After distribution in full of the preferential amount, if any (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), to be distributed to the holders of Preferred Stock in the event of dissolution, liquidation or winding-up, of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.~~[RESERVED.]

3.     Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him or her on all matters voted upon by the stockholders. The affirmative vote of 80% or more of all outstanding stock of the Corporation entitled to vote thereon shall be required for the amendment of this subparagraph 3.

C.     Other Provisions:

No holder of stock of any class of the Corporation shall be entitled to any preemptive right to subscribe for or purchase any shares of stock of any class or series, whether now or hereafter authorized, or any bonds, debentures or other securities or evidences of indebtedness, whether or not convertible into or exchangeable for stock, but shares of stock of any class, or bonds, debentures or other securities or evidences of indebtedness may be issued, sold or otherwise disposed of by the Board of Directors on such terms and for such consideration, so far as may be permitted by law, and to such person or persons as the Board of Directors in its absolute discretion may deem advisable.

FIFTH:

A.     The number of directors which shall constitute the entire Board of Directors shall be as fixed from time to time by resolution of the Board of Directors, but shall not be fewer than five nor more than nineteen.

B.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

1.     To adopt, amend or repeal any By-Law (provided, however, that (a) any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any By-Laws may be adopted, by the stockholders of the Corporation and (b) the Board of Directors may not amend or repeal any By-Law adopted by the stockholders of the Corporation from and after the 1997 Annual Meeting of Stockholders of the Corporation);

2.     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;

3.     To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and

4.     By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in such resolution or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

C.     The affirmative vote of the holders of 66-2/3% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTH.

~~SIXTH:~~

~~A.     Except as otherwise provided by law, at any annual or special meeting of stockholders only such business shall be conducted as shall have been properly brought before the~~

~~meeting in accordance with the provisions of this Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation. In order to be properly brought before the meeting, such business must have either been (a) specified in the written notice of the meeting (or any supplement thereto) given to stockholders of record on the record date for such meeting by or at the direction of the Board of Directors, (b) brought before the meeting at the direction of the Board of Directors or the Chairman of the meeting, or (c) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. A notice referred to in clause (c) of this Paragraph A must be delivered personally to, or mailed to and received at, the principal executive office of the Corporation, addressed to the attention of the Secretary of the Corporation, in the case of business to be brought before a special meeting of stockholders, not more than ten (10) days after the date of the initial notice referred to in clause (a) of this Paragraph A, and, in the case of business to be brought before an annual meeting of stockholders, not less than ten (10) days prior to the first anniversary date of the initial notice referred to in clause (a) of this Paragraph A of the previous year’s annual meeting; provided, however, that such notice shall not be required to be given more than seventy-five (75) days prior to an annual meeting of stockholders. Such notice referred to in clause (c) of this Paragraph A shall set forth (i) a full description of each such item of business proposed to be brought before the meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director(s), all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor thereto, and the written consent of each such nominee to serve if elected, and (v) if applicable, all other information that would be required to be filed with the Securities and Exchange Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business were a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. No business shall be brought before any annual or special meeting of stockholders of the Corporation otherwise than as provided in this Paragraph A.~~

SIXTH:~~B.~~     The annual meeting of stockholders of the Corporation for the election of directors and the transaction of such other business as may be properly brought before such meeting in accordance with this Second Amended and Restated Certificate of Incorporation shall be held at such hour and on such business day in each year as may be determined by resolution adopted by the affirmative vote of a majority of the ~~entire~~ Board of Directors. ~~Special~~Subject to the rights of any series of Preferred Stock, special meetings of stockholders may be called at any time only at the direction of the Chairman of the Board of Directors or by resolution adopted by the affirmative vote of a majority of the ~~entire~~ Board of Directors, ~~or by~~and shall be called at the request of stockholders holding more than 10% of the outstanding voting power of the shares entitled to vote in the election of directors. Annual and special meetings of stockholders shall not be called or held otherwise than as herein provided. Except as otherwise provided by law or by this Second Amended and Restated Certificate of Incorporation, at any meeting of stockholders of the Corporation, the presence in person or by proxy of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote at the meeting shall constitute a quorum for the transaction of business brought before the meeting in accordance with this Second

Amended and Restated Certificate of Incorporation and, a quorum being present, the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation present in person or represented by proxy and entitled to vote on the subject matter shall be required to effect action by stockholders unless a different or minimum vote is required by this Second Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter; provided, however, that the By-laws of the Corporation may establish alternative procedures and voting standards for the election of directors, as permitted by law. Election of directors need not be by written ballot. At every meeting of stockholders, the Chairman of the Board of Directors, or, in the absence of such officer, the President, and in the absence of the Chairman of the Board of Directors and the President, such officer or other person as shall be designated in accordance with the By-laws of the Corporation, shall act as Chairman of the meeting. The Chairman of the meeting shall have sole authority to prescribe the agenda and rules of order for the conduct of each meeting of stockholders and to determine all questions arising thereat relating to the order of business and the conduct of the meeting, except as otherwise required by law.

SEVENTH: If stockholder approval is required:

(a)     for the adoption of any agreement for the merger of the Corporation with or into any other corporation or for the consolidation of the Corporation with any other corporation, or

(b)     to authorize any sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation to any other person (as hereinafter defined), then the affirmative vote of 60% or more of the outstanding stock of the Corporation entitled to vote thereon shall be required to approve such action.

For the purpose of this Article SEVENTH, the term “person” shall mean any corporation, partnership, association, trust, estate, firm, individual, or other entity.

The affirmative vote of 60% or more of all outstanding stock of the Corporation entitled to vote thereon shall be required for the amendment of all or any part of this Article SEVENTH.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided that this Article NINTH shall not eliminate or limit the liability of a director (a) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which such director derived an improper personal benefit~~, in respect of which such breach of fiduciary duty occurred~~; nor shall this Article NINTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article NINTH ~~becomes~~originally became effective. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

TENTH:

A.     Each person who was or is a party or is threatened to be made a party to or is involved in any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, (1) is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B.     If a claim under Paragraph A of this Article TENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.     The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

D.     The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, this Certificate of Incorporation or the By-laws of the Corporation or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation reserves the right to amend, modify or repeal any provisions contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, subject to the express provisions hereof and all rights and powers conferred herein on stockholders, directors, officers or others are granted subject to this reservation.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed and attested to on this          day of                                   ~~.~~2018.

Name:
Title:

HENRY SCHEIN, INC.

135 DURYEA ROAD, MAIL STOP E-365

MELVILLE, NY 11747

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E43837-P04827 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HENRY SCHEIN, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Barry J. Alperin	☐	☐	☐

	1b.	Gerald A. Benjamin	☐	☐	☐

	1c.	Stanley M. Bergman	☐	☐	☐

	1d.	James P. Breslawski	☐	☐	☐

	1e.	Paul Brons	☐	☐	☐

	1f.	Shira Goodman	☐	☐	☐

	1g.	Joseph L. Herring	☐	☐	☐

	1h.	Kurt P. Kuehn	☐	☐	☐

	1i.	Philip A. Laskawy	☐	☐	☐

	1j.	Anne H. Margulies	☐	☐	☐

	1k.	Mark E. Mlotek	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

	1l. Steven Paladino	☐	☐	☐

	1m. Carol Raphael	☐	☐	☐

	1n. E. Dianne Rekow, DDS, Ph.D.	☐	☐	☐

	1o. Bradley T. Sheares, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 6.

2.	Proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 240,000,000 to 480,000,000.	☐	☐	☐

3.	Proposal to amend the Company’s Amended and Restated Certificate of Incorporation, as amended, to add a forum selection clause.	☐	☐	☐

4.

Proposal to amend and restate the Company’s Amended and Restated Certificate of Incorporation, as amended, to incorporate certain technical, administrative and updating changes as set forth in the Proxy Statement.

		☐	☐	☐

5.	Proposal to approve, by non-binding vote, the 2017 compensation paid to the Company’s Named Executive Officers.	☐	☐	☐

6.	Proposal to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2018.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document, Notice and Proxy Statement are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E43838-P04827

HENRY SCHEIN, INC.

135 Duryea Road, Melville, New York 11747

This proxy is solicited on behalf of the Board of Directors

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, hereby appoints Stanley M. Bergman and Michael S. Ettinger as proxies, each with the power to act alone and with the power of substitution and revocation, to represent the undersigned and to vote, as designated on the other side, all shares of common stock of Henry Schein, Inc. held of record by the undersigned on April 2, 2018, at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on Thursday, May 31, 2018, at the Melville Marriott Long Island, 1350 Old Walt Whitman Road, Melville, New York 11747, and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy. The Board of Directors recommends a vote FOR the proposals listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 THROUGH 6.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side